UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                ORLANDO DIVISION

In re:                                                     Chapter 11

LASERSIGHT TECHNOLOGIES, INC.                     Case no. 6:03-bk-10370-ABB
                                                  Jointly Administered with
                                                  Case no. 6:03-bk-10371-ABB and
                                                  Case no. 6:03-bk-10369-ABB
  Debtors.
  ________________________/


                    DEBTORS LASERSIGHT, INC.'S AND LASERSIGHT
             TECHNOLOGIES, INC.'S JOINT AMENDED DISCLOSURE STATEMENT
             -------------------------------------------------------

                               Dated May 19, 2004














                                   Frank M. Wolff
                                   Florida Bar No. 319521
                                   Wolff, Hill, McFarlin & Herron, P.A.
                                   1851 West Colonial Drive
                                   Orlando, FL 32801
                                   Telephone (407) 648-0058
                                   Facsimile (407) 648-0681

                                   Attorneys for Lasersight Incorporated and
                                   Lasersight Technologies, Inc.



                                TABLE OF CONTENTS
                                -----------------

ARTICLE I - INTRODUCTION..................................................................1
ARTICLE II - SUMMARY OF CHAPTER 11........................................................2
   Property Of The Estate.................................................................2
   Automatic Stay.........................................................................2
   Plan Of Reorganization.................................................................2
   Disclosure Statement...................................................................2
   Impairment.............................................................................3
   Confirmation Standards.................................................................3
      General.............................................................................3
      Specific............................................................................3
      Feasibility Of The Plan.............................................................6
      Acceptance Of The Plan..............................................................6
      Best Interests of Creditors and Equity  Security Holders; LiquidationAnalysis.......6
      Confirmation Without Acceptance Of All Impaired Classes (Cramdown)..................7
ARTICLE III - THE DEBTOR AND ITS BUSINESS.................................................8
   History of the Debtor..................................................................8
   Events Leading Up To Chapter 11 Case...................................................9
   Net Operating Losses of LSI and LST...................................................11
ARTICLE IV - DEBTOR'S BANKRUPTCY CASE....................................................11
   Commencement Of Case..................................................................11
   Proceedings In Bankruptcy Case........................................................12
      Debtor In Possession...............................................................12
      Retention Of Professionals.........................................................12
      DIP Reports; Quarterly Fees........................................................12
      Creditors' Committee...............................................................12
      Pre-Petition Wages.................................................................12
      Officers' Salaries.................................................................13
      Motion for Joint Administration....................................................13
      Use of Cash Collateral/Adequate Protection.........................................13
      Motions for Post-Petition Financing................................................13
      Motion to Approve Payments to Critical Vendor......................................14
      Lease Assumptions..................................................................14
      Shareholder Derivative Suit........................................................14
   LaserSight Patents, Inc...............................................................14
ARTICLE V -- BUSINESS PLAN AND PROJECTIONS...............................................15
   The Business Plan.....................................................................15
   Forecasts and Projections.............................................................15
   Purchase Agreement with NIMD..........................................................15
   Information Concerning NIMD and NII...................................................16
   Insider Transactions..................................................................17
ARTICLE VI - SUMMARY OF PLAN.............................................................17


                                       i

   Overview of Plan......................................................................17
      Modification of Securities.........................................................17
      Investment by NII..................................................................18
      Charter Amendment..................................................................19
   LaserSight, Inc.......................................................................19
      Impaired Claims....................................................................19
   LaserSight Technologies, Inc..........................................................21
      Unimpaired Claims..................................................................21
      Impaired Claims....................................................................22
   Allowed Priority Tax Claims...........................................................24
   Allowed Administrative Expenses.......................................................24
   Other Provisions of Plan..............................................................25
      Executory Contracts And Unexpired Leases...........................................25
ARTICLE VII - THE REORGANIZED DEBTOR.....................................................26
   Continued Corporate Existence and Management..........................................26
   Officers, Directors, Insiders, Compensation...........................................27
      Officers...........................................................................27
      Directors..........................................................................28
   Post-Confirmation Operations..........................................................29
ARTICLE VIII - CERTAIN RISK FACTORS......................................................30
   The Debtor's Historical Financial Condition...........................................30
   Dependence on Marketing its Products in Foreign Markets...............................30
   Competition Within the Industry.......................................................30
   Technological innovation and Change...................................................30
   Regulatory Approval...................................................................30
   Lack of Market for the Debtor's Stock.................................................30
   Resale of the Plan Securities May Be Restricted by Law................................32
   Dependence on Shenzhen New Industries Medical Development, Inc. (NIMD)................33
   Significant Holders...................................................................38
   Projections...........................................................................38
   Inventory and Aged Accounts Receivable. Write-Down and/or Write-Off...................38
   Pro Rata Distributions................................................................39
   Delay.................................................................................39
ARTICLE IX - ALTERNATIVES TO PLAN........................................................39
   Sale..................................................................................39
   Liquidation...........................................................................40
   Alternatives If Plan Not Confirmed....................................................40
ARTICLE X - RESALES OF PLAN SECURITIES BY PLAN RECIPIENTS................................40
   Audit Committee Financial Expert......................................................44
ARTICLE XI - EXHIBITS....................................................................44


                            ARTICLE I - INTRODUCTION
                            ------------------------


         This disclosure statement is provided by the debtors, Lasersight Incorporated (LSI) and Lasersight Technologies, Inc. (LST). LSI is a publicly traded holding company. LST is a wholly owned subsidiary of LSI and is an operating company. Except for GE Healthcare Financial Services Holdings, Inc. and one unsecured creditor, the claims of creditors are not, to the debtors' knowledge, common to both cases. The cases have been administratively combined in the bankruptcy court and a joint case has been filed, but they have not been substantively consolidated and remain two distinct entities. Ballots will be filed in the two distinct Chapter 11 cases, and there are different classes for creditors in the distinct cases.

         The purpose of this disclosure statement is to provide information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtors and the condition of the debtors' books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class in the relevant case to make an informed judgment about the plan.

         NO REPRESENTATION CONCERNING THE DEBTORS IS AUTHORIZED OTHER THAN AS SET FORTH HEREIN. ANY REPRESENTATIONS OR INDUCEMENTS MADE WHICH ARE OTHER THAN AS CONTAINED HEREIN SHOULD NOT BE RELIED UPON IN ARRIVING AT A DECISION ABOUT THE PLAN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL ACT.

         The information contained herein has not been subject to audit. For that reason, as well as the complexity of the debtors' business and the impossibility of making assumptions, estimates and projections with complete accuracy, the debtors are unable to warrant or represent that the information contained herein is without inaccuracy, although every reasonable effort has been made to insure that such information is accurate.

         The plan should be closely reviewed in conjunction herewith. The disclosure statement is qualified in its entirety by reference to the plan. If there is any inconsistency between the plan and this disclosure statement, then the terms of the plan will control. All terms used in this disclosure statement will have the definitions specified in the plan unless otherwise defined herein or unless the context clearly requires otherwise.

                       ARTICLE II - SUMMARY OF CHAPTER 11
                       ----------------------------------

         Property Of The Estate
         ----------------------

         The commencement of a Chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the bankruptcy court orders the appointment of a trustee. This is true of both LSI and LST.

         Automatic Stay
         --------------

         Pursuant to Bankruptcy Code section 362, the filing of a Chapter 11 petition operates as an automatic stay applicable to all entities of various actions, including actions to collect prepetition claims from the debtor or otherwise interfere with its property or business.

         Plan Of Reorganization
         ----------------------

         The Chapter 11 plan sets forth the terms of financial reorganization. If a trustee is not appointed, then only the debtor may file a plan during the first 120 days of a Chapter 11 case. Section 1121(d) of the Bankruptcy Code permits the court to extend or reduce that 120-day period. After the "exclusive period" has expired, unless the debtor has filed a plan within the exclusive period, a creditor or any other party-in-interest may file a plan. If the debtor files a plan within the exclusive period, then the debtor is given 60 additional days during which the debtor may solicit acceptances of its plan. The solicitation period may be extended or reduced by the court upon a showing of "cause."

         Disclosure Statement
         --------------------

         An acceptance or rejection of a plan may not be solicited after the commencement of a Chapter 11 case from a holder of a claim or interest unless, at the time of or before such solicitation, there is transmitted to such holder the plan or a summary of the plan, and a written disclosure statement approved, after notice and a hearing, by the court as containing "adequate information." "Adequate information" means information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan.

         Impairment
         ----------

         A class of claims or interests is "impaired" if the legal, equitable, or contractual rights attaching to the claims or interests of that class are modified. Modification for purpose of determining impairment, however, does not include curing defaults and reinstating maturity, so long as the holder of a claim or interest is compensated for any damages incurred as a result of reasonable reliance on contractual provisions or applicable nonbankruptcy laws that authorize acceleration of the debt after default.

         Confirmation Standards
         ----------------------

                  General
                  -------

                  The proponent of a plan of reorganization must meet all applicable requirements of section 1129(a) of the Bankruptcy Code (except section 1129(a)(8) if the proponent proposes to seek confirmation of the plan under the provisions of section 1129(b) of the Bankruptcy Code). These requirements include, among other things, that: (a) the plan comply with applicable provisions of Title 11 and other applicable law; (b) the plan be proposed in good faith; and (c) at least one impaired class of creditors has voted to accept the plan.

                  Specific
                  --------

                  Section 1129 of the Bankruptcy Code, which sets forth the requirements that must be satisfied in order for the plan to be confirmed, lists the following requirements for the approval of any plan of reorganization:

         1. A plan must comply with the applicable provisions of the Bankruptcy Code, including inter alia, section 1123(a)(4) which provides that a plan must "provide the same treatment for each claim or interest of a particular class, unless the holder of a particular claim or interest agrees to a less favorable treatment of such particular claim or interest." Such anti-discrimination provision applies to contingent claims (such as guaranty claims) as well as all other claims and interests.

         2. The proponent of a plan must comply with the applicable provisions of the Bankruptcy Code.

         3. A plan must be proposed in good faith and not by any means forbidden by law.

         4. Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with such plan and incident to the case, must be approved by, or be subject to the approval of, the court as reasonable.

         5. (i)(A) the proponent of a plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of such plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under such plan; and

                    (B) The appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy; and;

                 (ii) The proponent of a plan must disclose the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for each insider.

         6. Any governmental regulatory commission with jurisdiction, after confirmation of a plan, over the rates of the debtor must approve any rate change provided for in such plan, or such rate change is expressly conditioned on such approval.

         7. Each holder of a claim or interest in an impaired class of claims or interests must have accepted the plan or must receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date; or, if the class is a class of secured claims that elects non-recourse treatment of the claims under section 1111(b) of the Bankruptcy Code, each holder of a claim in such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claims.

         8. With respect to each class of claims or interests, such class must accept the plan or not be impaired under the plan (subject to the "cramdown" provisions discussed below).

         9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, a plan must provide that:

                  a. with respect to an administrative claim and certain claims in an involuntary case, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of the claim;

                  b. with respect to a class of priority wage, employee benefit, consumer deposit and certain other claims described in subsections 507(a)(3)-(6) of the Bankruptcy Code, each holder of a claim of such class will receive

                           (1) if such  class has  accepted  the plan,  deferred
cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim;

                           (2) if such class has not accepted the plan,  cash on
the effective date of the plan equal to the allowed amount of such claim; and

                  c. with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

         10. If a class of claims is impaired under a plan, at least one class of claims that is impaired under such plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

         11. Confirmation of a plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan. This is the so-called "feasibility" requirement.

         12.      All fees  payable  under  section  1930  of Title  28,  United
States Code, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

         13. A plan mustprovide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection
(e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

         This disclosure statement discusses in more detail three of these requirements: (a) feasibility of the plan; (b) acceptance by impaired classes; and (c) the minimum value standard. Further, the required disclosures described in paragraph 5 above are contained herein. The debtor believes that the plan meets all the requirements of section 1129(a) of the Bankruptcy Code (other than as to voting, which has not taken place) and will seek a ruling of the court to this effect at the hearing on confirmation of the plan. You are urged to consult your own counsel to evaluate each and every one of the standards for confirmation of the plan under the Bankruptcy Code.

                  Feasibility Of The Plan
                  -----------------------

                  The debtors believe that, after confirmation of the plan, the debtors will be able to perform its obligations under the plan and continue to operate its business without further financial reorganization or liquidation. Confirmation of the plan will require the court to determine that the plan is feasible.

                  The business plan contained herein demonstrates that the plan is not likely to be followed by the need for liquidation or further financial reorganization of the debtors.

                  Acceptance Of The Plan
                  ----------------------

                  As a condition of confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept the plan. The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of claims in that class, but for that purpose counts only those who actually vote to accept or reject the plan. The bankruptcy code defines acceptance of a plan by a class of interests (equity securities) as acceptance by holders of two-thirds of the number of shares, but for this purpose counts only shares actually voted. Holders of claims or interests who fail to vote are not counted as either accepting or rejecting a plan.

                  Classes of claims or interests that are not "impaired" under a plan are deemed to have accepted the plan and are not entitled to vote. A class is deemed not to have accepted a plan if such plan provides that the claims or interests of such class do not entitle the holders of such claims or interests to receive or retain any property under the plan on account of such claims or interests. Acceptances of the plan are being solicited only from those who hold allowed claims or interests in an impaired class. A sample form of ballot to accept or reject the plan is attached as an exhibit to the plan.

                  Best Interests of Creditors and Equity Security Holders;
                  --------------------------------------------------------
                  Liquidation Analysis
                  --------------------

                  Even if the plan is accepted by each class of creditors and equity security holders, to confirm the plan, the court must independently determine that the plan is in the "best interests" of all classes of creditors and equity security holders impaired by the plan. The "best interests" test requires that the court find either that: (i) all members of an impaired class of claims or interests have accepted the plan; or (ii) the plan will provide each non-accepting member of the class with a recovery that has a value at least equal to the value of the distribution that each such member would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

                  To calculate what members of each impaired class of creditors and equity security holders would receive if a debtor were liquidated, the court must first determine the aggregate dollar amount that would be generated from the debtor's assets if the Chapter 11 case was converted to a Chapter 7 case under the Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

                  The amount of liquidation value available to unsecured creditors would be reduced first by the claims of secured creditors to the extent of the value of their collateral and then by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Code would include compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority claims, such as claims for severance pay, and would accelerate other priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full out of the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution with respect to equity interests.

                  In liquidation, distinctions among classes of unsecured claims are generally eliminated. Once the court ascertains the recoveries in liquidation of secured creditors, administrative and other priority claimants, general creditors and equity security holders, those recoveries are compared with the distributions offered to each class of claims or interests under the plan of reorganization to determine if the plan of reorganization is in the best interests of creditors and equity security holders of each class.

                  The debtor believes that: (a) the plan is in the best interests of creditors and equity security holders; and (b) that the holders of claims in each impaired class will receive more under the plan than they would in liquidation. Attached to this disclosure statement is a liquidation analysis prepared by the debtor. Reference is made to the liquidation analysis for specific valuations, estimated recoveries, and for a description of the procedures followed, the factors considered, and the assumptions made in preparing the analysis. The debtor believes that any liquidation analysis is, at best, highly speculative.

                  Confirmation Without Acceptance Of All Impaired Classes
                  -------------------------------------------------------
                 (Cramdown)
                 ----------

                  The Bankruptcy Code contains provisions for confirmation of a plan of reorganization even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. The provisions for confirmation of a plan despite the non-acceptance of one or more impaired classes of claims or interests are set forth in section 1129(b) of the Code. If a plan of reorganization is to be confirmed despite the rejection of a class of impaired claims or interests, then the proponent of the plan must show, among other things, that the plan of reorganization does not discriminate unfairly and that the plan is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan.

                  If a class of secured claims rejects the plan, the plan may still be confirmed if it provides (a) that the holders of such claims retain the liens securing the claims to the extent of the allowed amount of the claims, and that they receive deferred cash payments totaling at least the allowed amount of the claims of a value, as of the effective date, of at least the value of their interest in the estate's interest in the collateral securing the claims, or (b) for the sale of the collateral securing the claims, free and clear of liens, with the liens to attach to the proceeds of the sale and for treatment of such liens in the manner specified in clause (a) above or (c) below, or (c) for the realization by such holders of the indubitable equivalent of the claims. Clause
(c) has been interpreted by some courts to include a surrender of the collateral securing a claim.

                  If a class of unsecured claims rejects the plan, the plan may still be confirmed if it provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain any property on account of such junior claim or interest.

                  If a class of equity security holders rejects the plan, the plan may still be confirmed if it provides (a) for each holder of an interest included in the rejecting class to receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (b) that the holder of any interest that is junior to the interest of such class will not receive or retain any property under the plan on account of such junior interest.

                  If the plan is not accepted by the requisite votes received from each impaired class, the debtor will consider seeking confirmation of the plan pursuant to section 1129(b) of the Code.

                    ARTICLE III - THE DEBTOR AND ITS BUSINESS
                    -----------------------------------------

         History of the Debtor
         ---------------------

         Headquartered in Winter Park, Florida, LSI's common stock is publicly traded. LST provides precision laser scanning systems and other technology solutions for laser refractive surgery. LST has sold its products in more than 30 countries.

         LST's leading products include the LaserScan LSX(R)excimer laser system and the MicroShape(TM)family of keratome products. Its proprietary system components include the AccuTrack(TM)eye-tracking system and laser software. The Astra family of products includes the AstraMax(R) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes AstraPro(R) software, surgical planning tools that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. The MicroShape family of keratome products includes the UltraShaper(R) durable keratome and UltraEdge(R) keratome blades. Since 1994, LST has sold more than 300 of its laser systems throughout the world. In the United States, the Company's LaserScan LSX excimer laser system has been approved by the U.S. Food and Drug Administration for treatment of low to moderate myopia (nearsightedness) by photorefractive keratectomy.

         The Debtor operates five (5) days a week year-round. Average monthly revenue has been $700,000.00. The Debtor has approximately 25 non-insider employees.

         Events Leading Up To Chapter 11 Case
         ------------------------------------

         On May 19, 2003 LSI announced financial results for the quarter ended March 31, 2003. Revenues for the first quarter of 2003 were $2.3 million compared to $2.0 million in the first quarter of 2002. LSI reported a loss attributable to common shareholders of $2.9 million, or $0.10 per share for the first quarter of 2003, compared to a loss of $5.1 million, or $0.19 per share, in the comparable period of 2002. The average common shares outstanding were 27,842,000 during the first quarter of 2003 compared to 26,488,000 during the comparable period of 2002.

         LSI's 10-Q Quarterly Report discussed LSI's financial condition and its severe liquidity difficulties, including its need for an immediate cash infusion without which it would be forced to file for bankruptcy protection. To meet this problem, LSI had been in continuous negotiations with the holder of its Series H Convertible Preferred Stock regarding the possibility of securing immediate cash payments for purchase of Company products, further definition of the terms of a long-term strategy for LSI in China, and a timetable for additional product purchases. LSI expected that those negotiations would produce an agreement.

         On June 20, 2003 LSI announced that it had been advised by GE Healthcare Financial Services, Inc., as successor-in-interest to Heller Healthcare Finance, Inc. ("GE"), that its loans to LSI and LST were in default due to an adverse material change in the financial condition and business operations of LSI and LST.

         LSI had previously announced in its 10-Q Quarterly report that it had minimal cash and was unable to manufacture products due to limited inventories and unfavorable financial relationships with its vendors. At that time, LSI also reported that it was in continued negotiations with the holder of approximately 97% of its Series H Preferred Shares for a cash infusion. LSI was negotiating with GE for a modification and restructuring of its defaulted loans, and these negotiations had progressed to the "term sheet" stage.

         In August 2002, LSI and Shenzhen New Industries Medical Development Co. ("NIMD") entered into a strategic relationship, including the purchase of at least $10 million worth of LSI products during a twelve-month period ending in August of 2003, distribution of LSI products in mainland China, Hong Kong, Macao and Taiwan, and a $2 million equity investment in LSI by New Industries Investment Consultants (HK) Ltd. ("NIIC"), an affiliate of NIMD. NIIC's investment in LSI was in the form of the purchase of Convertible Preferred Stock, the Series H Stock that, subject to certain restrictions, is convertible into approximately 40% of LSI's Common Stock.

         At the beginning of 2003, the Debtor did not have cash available to construct machines under the strategic relationship and requested a modification of the arrangement that would include prepayment by NIMD. NIMD purchased through prepayment some additional product, but resisted further purchases by prepayment without certain cost reductions and changes in operations. Prior to the execution of the agreement, NIMD had purchased approximately $4.5 million worth of LSI products. Thereafter NIMD prepaid for $2.2 million worth of product, for a total of $6.7 million of the original $10 million envisioned in the strategic relationship.

         LSI also announced that Francis E. O'Donnell, Jr., M.D. and David Peroni resigned from their positions as members of LSI's Board of Directors and that Dr. O'Donnell had resigned as Chairman of LSI's Board of Directors.
Xianding Weng was elected Chairman of the Board. Mr. Weng had been an LSI director since October 2002 and founded New Industries Investment Group (NII) in Shenzhen, China in 1993, serving as its President and Chief Executive Officer.

         On August 22, 2003 LSI announced that Mr. Michael R. Farris would no longer serve as LSI's Chief Executive Officer and President and as a Director. Danghui ("David") Liu, Ph. D., Vice President of Product Development and Technical Marketing of LST, was named Interim CEO.

         In September 2003 LSI announced that it had failed to timely file its second quarter SEC Form 10-Q due on August 14, 2003. LSI did file a Form 12b-25 on August 14, 2003 advising that LSI was still working to put together the necessary data to file the quarterly report.

         As a late filer, LSI had a fifth character "E" added to its security trading symbol to denote securities delinquent in their required filings. Securities so denoted are removed from the OTCBB after the applicable 30-day grace period expires. After LSI was removed from OTCBB, it has been traded in the over-the-counter (OTC) market via the "Pink Sheets".

         As disclosed in its 10-Q Quarterly Report (Q1, May 15, 2003), LSI had entered into new discussions related to the payment terms of its License and Royalty Agreement covering its keratome products. The licensors issued a third notice of default to LSI on May 6, 2003 and served legal action against LSI on August 12, 2003 for the entire balance of approximately $3.3 million under the License Agreement. LSI continued its discussions, but the lack of resolution of these issues made things grave for LSI.

         LSI continued its efforts to control costs. However, having to continue to deal with the keratome license issue, recurring losses from operation, a significant accumulated deficit, and potential additional unpaid supplier lawsuits exhausted its cash reserves and it had to seek judicial reorganization.

         LSI announced that on September 5, 2003 LSI and two of its subsidiaries filed for Chapter 11 bankruptcy protection and reorganization in the United States Bankruptcy Court, Middle District of Florida, Orlando Division. The cases filed were LaserSight Incorporated, ("LSI") Case No. 6-03-bk-10371-ABB;
LaserSight Technologies, Inc., ("LST") Case No. 6-03-bk-10370-ABB; and LaserSight Patents, Inc., Case No. 6-03-bk-10369-ABB.

         Net Operating Losses of LSI and LST
         -----------------------------------

         The pre-petition operations of LSI and LST produced substantial net operating loss ("NOL"). The Debtors estimate the NOL for LSI to be approximately $23 million and the NOL of LST to be $73.8 million. MRF, Inc., another entity not in bankruptcy that is also wholly owned by LSI, is estimated to have NOL in the amount of $5.3 million. If these NOL's can be preserved by the Debtors through the reorganization they may provide favorable tax advantages to the Debtors for post-confirmation operations. However, the Debtors have not determined what, if any, of these NOL's would be retained by either of the Debtors or MRF, Inc. after confirmation. LaserSight Patents, Inc. did not have any NOL prepetition, but showed a tax gain subject to tax.


                      ARTICLE IV - DEBTOR'S BANKRUPTCY CASE
                      -------------------------------------

         Commencement Of Case
         --------------------

         On September 5, 2003, the debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code.

         Proceedings In Bankruptcy Case
         ------------------------------

                  Debtor In Possession
                  --------------------

                  Since the petition date, the debtors have managed their property as a debtors-in-possession under the authority of ss.ss. 1107 and 1108 of the Bankruptcy Code.

                  Retention Of Professionals
                  --------------------------

                  The debtors have retained or applied to retain the following professionals to assist the debtor in this case:

                  Name                                              Function
                  ----                                              --------

         Wolff, Hill, McFarlin &  Herron, P.A.    legal counsel to debtors-in-possession

         PCE Investment Bankers, Inc. and         financial advisors to debtors-in-possession
         PCE Advisory Services LLC

         Baker & Hostetler LLP                    SEC counsel to debtors-in-possession

                  DIP Reports; Quarterly Fees
                  ---------------------------

                  The debtor has timely filed all of its required monthly reports with the office of the United States Trustee and with the clerk of the bankruptcy court, and has paid all of its quarterly fees payable to the United States Trustee under 28 U.S.C. ss. 1930. Attached hereto as composite Exhibit A are excerpts from the unaudited Debtor-in-Possession Monthly Operating Reports for the operating entity, LST.

                  Creditors' Committee
                  --------------------

                  The United States Trustee has not appointed a creditors' committee in either case.

                  Pre-Petition Wages
                  ------------------

                  The  Debtor  was  authorized  to  pay  prepetition   wages  of
non-insiders accrued prior to the Petition Date in the aggregate sum of $26,049.37 (gross pay).

                  Officers' Salaries
                  ------------------

                  The Debtor was granted authority to pay compensation to the officers of the Debtor as follows:

    ------------------ --------------- ---------------------------- ----------
             NAME      GROSS SALARY/              POSITION             STOCK
                           YEARLY                                    OWNERSHIP
    ------------------ --------------- ---------------------------- ----------
    Davis, Richard K.  $130,000.00     Vice President of Engineer    0
    ------------------ --------------- ---------------------------- ----------
    Liu, Danghui       $180,000.00     COO and Interim CEO             9,998
    ------------------ --------------- ---------------------------- ----------

    Shi, Steven        $90,000.00      Vice President of China       172,300
                                       Sales,Director
    ------------------ --------------- ---------------------------- ----------
    Weida, Charles C.  $125,000.00     Vice President of Quality     0
                                       Control and Regulatory
    ------------------ --------------- ---------------------------- ----------

                  Motion for Joint Administration
                  -------------------------------

                  On October 24, 2003, the court entered its order granting the Debtors' motion for joint administration.

                  Use of Cash Collateral/Adequate Protection
                  ------------------------------------------

                  Pursuant to the orders of the court, the Debtor has been authorized to use the cash collateral of GE on the condition that a replacement lien be given in new inventory and, in the event new inventory may not be available, in the proceeds of the Shareholder Derivative Suit (see page 14 below).

                  Motions for Post-Petition Financing
                  -----------------------------------

                  On September 12, 2003, the court entered an order granting the Debtor's emergency motion for authority to enter into a post-petition financing arrangement with GE for the sum of $80,000.00. That sum was repaid from the collection of the Debtor's accounts receivable.

                  On November 28, 2003, the court entered and order granting the Debtor's motion to enter into post-petition financing arrangement with NIIC. The post petition financing (the "Debtor in Possession Loan") in the amount of $2,000,000 was secured by a super priority lien junior only to the existing liens. The Debtor has been drawing upon this financing to resume production and begin shipment of product. The first shipments were made in February of 2004.

                  Motion to Approve Payments to Critical Vendor
                  ---------------------------------------------

                  On November 28, 2003 the court entered its order granting the Debtor's motion to approve the payment of a pre-petition debt in the amount of $112,116.50 to critical vendor TUI Lasertechnik A.G.

                  Lease Assumptions
                  -----------------

                  The Debtor has numerous unexpired leases and executory contracts under which the Debtor is the lessee. See "Other Provisions of Plan - Executory Contracts and Unexpired Leases" for description of the treatment of such leases and contracts.

                  Shareholder Derivative Suit
                  ---------------------------

                  On the Petition Date, there was pending in the United States District Court, Southern District of New York, a shareholder derivative suit styled Barbara Schaffer ex rel. Lasersight Incorporated v. CC Investments, LDC et al., Case no. 99 Civ. 2821 (VM). A stipulation of settlement was entered into between the plaintiff and one of the defendants in this case. On November 20, 2003, the Debtor filed a motion with this court for approval of the stipulation of settlement. The order was entered on December 16, 2003. On December 18, 2003 the District Court for the Southern District of New York approved the settlement. Net of costs and fees, the estate has received just under $254,000 from the settlement.

         LaserSight Patents, Inc.
         ------------------------

         LaserSight Patents, Inc. ("LSP") is another wholly owned subsidiary of LSI that filed a voluntary petition on the Petition Date. LSP filed its petition because it was not clear to the Debtor whether all of the intangible personal property originally vested in LSP had been conveyed out of LSP. However, after February 27, 2001 LSP retained no patents or other intangible property other than a right retained under that certain Agreement between LSP and Alcon Laboratories, Inc. ("Alcon") dated February 27, 2001 (the "Agreement."). Under the Agreement LSP assigned its Patent No. 4,784,135 to Alcon, but received in return the right to receive fifty percent of any income Alcon received from any subsequent assignments of that patent, net of certain expenses of Alcon. These rights to future income are collateral for the same debt to GE owed by LSI and LST. GE filed a secured claim in the LSP case.

         The right to payment retained by LSP under the agreement is expected to be so small that any collections therefrom are not anticipated to have any significant effect on the GE debt. In that the only asset of LSP is fully collateralized by the GE debt, there appears to be no reason to proceed with that case in bankruptcy. Accordingly, LSP intends to file a motion dismiss its bankruptcy case.

                   ARTICLE V -- BUSINESS PLAN AND PROJECTIONS
                   ------------------------------------------

         The Business Plan
         -----------------

         The value of the equity securities to be issued under the Plan and the estimated recoveries to holders of Allowed Claims and Interests who receive such securities depend on the ability of the Debtor to implement the business plan and to achieve the financial results projected on the basis of the business plan. The pro forma condensed projected statements of operations, financial position, and cash flows included in this section give effect to all provisions of the Plan.

         Forecasts and Projections
         -------------------------

         The Debtor does not, as a matter of course, make long-range external forecasts or projections of anticipated financial position or results of operation. Nevertheless, the Debtor has prepared consolidated, condensed, projected financial statements, which present, to the best of management's information and belief, the expected financial position, results of operation, and cash flow of the Debtor for the period extending thirty-six months following confirmation of the Debtor's plan. The projections make numerous assumptions, some of which are set forth in Exhibit B attached hereto, with respect to the operations of the Debtor, industry performance, general business and economic conditions, and other matters, most of which are beyond the control of the Debtor. Management is responsible for the preparation of the projections set forth below and the underlying assumptions, which management believes are reasonable. The projections were not prepared with the view to compliance with the published guidelines regarding financial projections or forecasts.

         Because the projections are based on a number of assumptions and are inherently subject to significant uncertainties and contingencies that are beyond the control of the Debtor, there can be no assurance that the projections will be realized, and actual results may be higher or lower than those shown, possibly by material amounts. The assumptions and projections are attached hereto as Exhibit B.

         Purchase Agreement with NIMD
         ----------------------------

         Attached hereto as Exhibit C is a Purchase Agreement entered into by LST and NIMD for the purchase of $12 million dollars of LST product over twelve months, with the agreement to purchase additional product if the Debtor performs under the Plan. Certain pricing and warranty information which the Debtor considers proprietary has been redacted from the Exhibit.

         Information Concerning NIMD and NIIC
         ------------------------------------

         Shenzhen New Industries Medical Development Co., Ltd. (NIMD)
         ------------------------------------------------------------

         Shenzhen New Industries Medical Development Co., Ltd. (NIMD) was founded and incorporated by the Medical Investment Department of the People's Republic of China in 1995 by its parent company, New Industries Investment Group ("NII"). It specializes in marketing and distribution of LASIK surgery devices and equipment, as well as in investment and operation of LASIK clinical centers in Chinese market.

         In 1993, the Medical Investment Department of NII imported excimer laser for refractive surgeries into China at Shenzhen Eye Hospital in Shenzhen City. It was also only the second set of excimer laser introduced into Mainland China for clinical purposes at that time. With its experiences in clinical and business operations, the company imported into and distributed 18 excimer lasers in Chinese market within one-year time between 1994 and 1995, more than 50% of the Chinese market. As the business was maturing, NIMD was founded as an independent legal entity company in 1995. NIMD is also the first organization having introduced the LASIK surgery techniques into Mainland China. It sponsored various clinical training for surgeons as well as clinical seminars with overseas expertise in this area, and has supported clinical studies at its invested refractive surgery centers.

         In its early years of operation, NIMD was a strategic partner of Coherent Inc. in Mainland China - the organization prior to the merger with Lumenus in sales and marketing of their then product Schwind excimer lasers. It became the exclusive distributor in China for LaserSight in September 2002. NIMD purchased more than $7.5 million value of LaserSight's products and services after it was engaged in the exclusive distributorship with LaserSight and before LaserSight went into Chapter 11 procedures. In the past decade, NIMD invested and operated more than 20 PRK/LASIK excimer laser refractive surgery centers in joint venture with the most prestigious hospitals and medical institutes in China nation as the company's strategic partners. NIMD the largest business in the amount of investment in refractive surgery centers in Mainland China now.

         New Industries Investment Consultants (H.K.) Ltd.   (NIIC)
         ----------------------------------------------------------

         New Industries Investment Consultants (H.K.) Ltd (NIIC) specializes in hi-tech business investment and consulting services. It is registered in Hong Kong. It was incorporated in 1994 by its principal investor Mr. Weng, Xianding (a major shareholder of NII, and NII's CEO).

         NIIC with NIMD, pioneers in laser refractive surgery industry in China, introduced Schwind's excimer lasers into Mainland China in early 1990's.

         NIIC has concentrated its investments in hi-tech industries since it was established. Since it invested in LaserSight with a capital of US$2 million in September 2002, it has strategically developed its business and investments in medical industries. NIIC aims to introduce the world-widely accepted service standards for clinics into Mainland China to improve the service quality and standards in the country.

         Insider Transactions
         --------------------

         LSI and NIMD entered into a strategic relationship that included the purchase of at least $10 million worth of LaserSight products during a twelve-month period ending in August of 2003, distribution of LaserSight products in mainland China, Hong Kong, Macao and Taiwan, and a $2 million equity investment in LaserSight Incorporated by NIIC. The investment in LaserSight was in the form of the purchase of Convertible Preferred Stock, the Series H Stock that, subject to certain restrictions, is convertible into approximately 40% of LaserSight's Common Stock. NIIC completed the $2.0 million equity investment in September 2002. NIMD purchased approximately $6.2 million worth of LaserSight products through August 2003.

         Two of the officers of LSI are holders of stock in LSI

          -------------- ------------- ------------------------ -----------
          Liu, Danghui   $180,000.00   COO and Interim CEO         9,998
          -------------- ------------- ------------------------ -----------

          Shi, Steven    $ 90,000.00   Vice President of China   172,300
                                       Sales,Director
         ----------------------------- ------------------------ -----------

                          ARTICLE VI - SUMMARY OF PLAN
                          ----------------------------

         The following is a summary of principal provisions of the plan. This summary is qualified in its entirety by reference to the plan.

         Overview of Plan
         ----------------

                  Modification of Securities
                  --------------------------

         The existing common and preferred stock of the LSI shall be cancelled and 10,000,000 shares of new common stock issued as follows:

    ----------------------------------------------------------------------------
    Shareholders                                       Ownership
                                                       Percentage*     Shares
    ----------------------------------------------------------------------------
    Unsecured Creditors LSI                            11.16%        1,116,000
    Unsecured Creditors LST                            11.34%        1,134,000
    Existing Common Shareholders of LSI                5.40%         540,000
    Class H Preferred Stock Holder (NIIC)              3.60%         360,000
    NIIC Debtor in Possession Loan, first $1 million   68.50%        6,850,000
    ----------------------------------------------------------------------------
    Total                                              100.00%       10,000,000
    ============================================================================

Assuming NII converts the remaining $1.0 million of the Debtor in Possession Loan and GE exercises its warrants for 100,000 as described below, the securities shall be distributed as follows:


    ----------------------------------------------------------------------------
    Shareholders                                       Ownership
                                                       Percentage*     Shares
    ----------------------------------------------------------------------------
   Unsecured Creditors LSI                           8.86%            1,116,000
   Unsecured Creditors LST                           9.00%            1,134,000
   Existing Common Shareholders of LSI               4.29%            540,000
   Class H Preferred Stock Holders (NIIC)            2.85%            360,000
   NIIC Debtor in Possession Loan, first
   $1 million                                        54.37%           6,850,000
   NIIC  Debtor  in   Possession   Loan,
   second  $1million  converted                      19.84%           2,500,000
   GE warrants exercised                             0.79%            100,000
    ----------------------------------------------------------------------------
   Total                                             100.00%          12,600,000
   =============================================================================


     * Percentage is rounded to two digits for illustration. Use exact number of shares for accuracy.

                  Investment by NIIC
                  ------------------

                  NIIC will capitalize one million dollars of its $2,000,000 Debtor-in-Possession loan in exchange for sixty-eight and a half percent (68.5%), or 6,850,000 shares, of the Reorganized LSI. The remaining one million dollars will be payable interest only at 9% per annum fixed for three years and will be convertible to an additional 2,500,000 shares of the Reorganized LSI at its option. In addition, NIMD has agreed to commit to the purchase of additional product from the Debtor to permit the Debtor to operate and fulfill its obligations under the Plan.

                  Charter Amendment
                  -----------------

                  On or before the effective date, the reorganized debtor will amend its articles of incorporation to prohibit the issuance of nonvoting securities.

         LaserSight, Inc.
         ----------------

         Claims against and Interests in LaserSight, Inc. ("LSI") will be classified and treated as follows except to the extent otherwise agreed:

                  Impaired Claims
                  ---------------

                  The following Claims and Interests are impaired:

                  LSI  Class  1 -  Secured  claim  of  GE  Healthcare  Financial
                  --------------------------------------------------------------
Services  Holdings,  Inc., f/k/a Heller Healthcare  Finance,  Inc. ("GE").  This
--------------------------------------------------------------------------
claim is secured by a blanket lien on all the pre-petition assets of both debtors, and a replacement lien on certain post-petition assets to the extent of the Debtor's post-petition use of cash collateral. The holder of this Allowed Claim shall receive:

         Principal:        Principal  (plus all  existing  accrued  unpaid  fees
                           included  in  the  proof  of  claim  filed  by  GE as
                           modified  herein  and all  attorneys  fees and  costs
                           unpaid  as  of  Confirmation  of  the  Plan,  through
                           consummation  thereof,  all of which will be added to
                           principal to arrive at a new  principal  amount as of
                           the  date  of  confirmation  of any  Plan,  less  any
                           payments  made before  confirmation,  which  payments
                           will be applied  first to  interest,  second to costs
                           and expenses and last to principal; this sum includes
                           $100,000   of  the   termination   fee  and   $50,000
                           commitment fee referenced below).

         Interest:         9% per annum; default rate 3% greater.

         Amortization:     3-year amortization,  monthly payments of principal
                           and interest; the finance fee ($148,125.00) for the term note shall be paid on Maturity. This fee shall not be included in the principal amount for the purposes of calculating interest.

         Maturity:         Three years from the Confirmation

         Collateral:       First lien on all assets of Reorganized Debtor

         Supplemental
         Debt Service: Ninety percent (90%) of Excess Net Cash Flow (as defined below) of the Reorganized Debtor in excess of $750,000 to be "swept" to Lender every three (3) months, as a supplemental principal payment on the restructured Loan.

                           "Excess Net Cash Flow" is defined as EBITDA less interest, taxes, capital expenses, and cash payments to unsecured creditors or other classes of creditors as provided for under the Debtor's confirmed Plan of Reorganization. Annually, the Debtor's Board will establish a 12-month operating budget as well as a 12-month budget for capital expenses. GE will have the right to review and pre-approve these budgets. Quarterly adjustments to these budgets may be made by the Debtor's Board, subject to the Lender's review and pre-approval. The Lender agrees to capital expenditures of $250,000 for Year One, and $150,000 for Years Two and Three.

         Lock Box:         All receipts to flow through a lockbox account

         Warrants:         GE shall receive warrants  pursuant to the same terms
                           and conditions as the Common Stock  Purchase  Warrant
                           dated  March  12,  2001  previously   issued  to  GE,
                           modified  as  set  forth  below.   GE  shall  receive
                           warrants  equal to one percent (1%) or 100,000 shares
                           of the stock in the Reorganized  Debtor, LSI, with an
                           Exercise  Price of $.40 per share  provided that NIIC
                           converts  not less than one  million  of its DIP loan
                           into equity and provided that NIIC  subordinates  any
                           remaining debt to the claims of GE,  otherwise at the
                           Exercise Price of $.25 per share. GE may exercise its
                           warrants  for a period of one year after the GE loan,
                           as now existing or later modified or renewed, is paid
                           in  full  or  for  a  period  of  four  years   after
                           confirmation, whichever is longer.

         Commitment
         Fee:              $50,000 to be capitalized in the loan amount.

         Attorneys'
         Fees: Debtor to pay the reasonable attorney's fees incurred by GE in preparing the Loan Documents, of both in-house (based on time, notwithstanding no actual fee may be charged) and outside counsel, upon the Effective Date.

                   LSI Class 2 - Secured Super-priority claim of NIIC for DIP Lending. The two-million-dollar Debtor-in-Possession loan made by NIIC to the Debtor is secured by a second position lien on all of the post-petition assets of the debtor and has super-priority status according to the terms of the order authorizing the lending dated November 28, 2003 (Doc. No. 119). On the Effective

Date, one million dollars ($1,000,000) of the DIP loan will be converted into sixty-eight percent (68.5%) or 6,850,000 shares of the Reorganized Company. The remaining $ one million in debt shall paid interest only at 9% per annum fixed, with a term of three years from the confirmation date. The note shall be secured by a second lien on the assets of LSI and LST, and shall be convertible to 2,500,000 shares of the Reorganized LSI at the option of NIIC.

                  LSI Class 3 - Allowed Unsecured Claims. This Class consists of Claims other than any claims held by Insiders, Secured Claims, Administrative Claims, Priority Tax Claims, and Non-Tax Priority Claims. The Debtor estimates such Claims to be $4,824,579.43. The Unsecured Creditors will receive pro rata
11.16 %, or 1,116,000 shares, of the Reorganized LSI.

                  LSI Class 4 - Allowed Interests of Holders of Common Stock. The current Common Stock of LSI outstanding will be reduced by a reverse split identical to the Preferred Stock. This Common Stock will represent 5.4%, or 540,000 shares, of the Reorganized LSI after confirmation of the plan. All unregistered common stock shall have the same right to reverse split to receive newly issued stock.

                  LSI Class 5 - Allowed Interests of Holders of Preferred Stock. The current outstanding Preferred Stock in LSI owned by NIIC will be converted to existing Common Stock of LSI. A reverse split will reduce this newly issued stock. This stock will represent 3.6%, or 360,000 shares of the Reorganized LSI after confirmation of the plan. All unregistered preferred stock will have the same right to reverse split to receive newly issues stock.

                  LSI Class 6 - Allowed Interests of Holders of Warrants. All existing warrants and options will be canceled.

         LaserSight Technologies, Inc.
         -----------------------------

         Claims against and Interests in LaserSight Technology, Inc. ("LST") will be classified and treated as follows except to the extent otherwise agreed.

                  Unimpaired Claims
                  -----------------

                  The following Class of Claims is unimpaired:

                  LST Class 1 - Allowed Other Secured Claims. The Plan provides treatment for Secured Claims not otherwise specifically classified in the Plan, including, specifically, the Secured Claims of utilities with deposits. This Class of Claims has been added by the Debtor to ensure that the Plan has provided treatment for all potential Secured Claims. Any such Claims, at the option of the Debtor, will be satisfied by: (i) cure and reinstatement of the Claim pursuant to Bankruptcy Code ss.1124(2); or (ii) a cash payment equal to the amount of the Claim.

                  Impaired Claims
                  ---------------

                  The following Claims and Interests are impaired:

                  LST Class 2 - Secured claim of GE Healthcare Financial Services Holdings, Inc., f/k/a Heller Healthcare Finance, Inc. ("GE"). This claim is secured by a blanket lien on all the pre-petition assets of both debtors, and a replacement lien on certain post-petition assets to the extent of the Debtor's post-petition use of cash collateral. The holder of this Allowed Claim shall receive:

         Principal:        Principal  (plus all  existing  accrued  unpaid  fees
                           included  in  the  proof  of  claim  filed  by  GE as
                           modified  herein  and all  attorneys  fees and  costs
                           unpaid  as  of  Confirmation  of  the  Plan,  through
                           consummation  thereof,  all of which will be added to
                           principal to arrive at a new  principal  amount as of
                           the  date  of  confirmation  of any  Plan,  less  any
                           payments  made before  confirmation,  which  payments
                           will be applied  first to  interest,  second to costs
                           and expenses and last to principal; this sum includes
                           $100,000   of  the   termination   fee  and   $50,000
                           commitment fee referenced below.).

         Interest:         9% per annum; default rate 3% greater.


         Amortization:     3-year  amortization,  monthly  payments of principal
                           and interest; the finance fee ($148,125.00) for the term note shall be paid on Maturity. This fee shall not be included in the principal amount for the purposes of calculating interest.

         Maturity:         Three years from the Confirmation

         Collateral:       First lien on all assets of Reorganized Debtor

         Supplemental

         Debt Service:     Ninety  percent  (90%) of  Excess  Net Cash  Flow (as
                           defined below) of the Reorganized Debtor in excess of $750,000 to be "swept" to Lender every three (3) months, as a supplemental principal payment on the restructured Loan.

                           "Excess Net Cash Flow" is defined as EBITDA less interest, taxes, capital expenses, and cash payments to unsecured creditors or other classes of creditors as provided for under the Debtor's confirmed Plan of Reorganization. Annually, the Debtor's Board will establish a 12-month operating budget as well as a 12-month budget for capital expenses. GE will have the right to review and pre-approve these budgets. Quarterly adjustments to these budgets may be made by the Debtor's Board, subject to the Lender's review and pre-approval. The Lender agrees to capital expenditures of $250,000 for Year One, and $150,000 for Years Two and Three.

         Lock Box:         All receipts to flow through a lockbox account

         Commitment
         Fee:              $50,000 to be capitalized in the loan amount.

         Attorneys'
         Fees: Debtor to pay the reasonable attorney's fees incurred by GE in preparing the Loan Documents, of both in-house (based on time, notwithstanding no actual fee may be charged) and outside counsel, upon the Effective Date.

                  LST Class 3 - Secured Super Priority Claim of NIIC for DIP Lending. The two-million-dollar Debtor-in-Possession loan made by NIIC to the Debtor is secured by a second position lien on all of the post-petition assets of the debtor and has super-priority status according to the terms of the order authorizing the lending dated November 28, 2003 (Doc. No. 119). On the Effective Date, one million dollars ($1,000,000) of the DIP loan will be converted into sixty-eight percent (68.5%), or 6,850,000 shares of the Reorganized Company. The remaining $ one million in debt shall paid interest only at 9% per annum fixed, with a term of three years from the confirmation date. The note shall be secured by a second lien on the assets of LSI and LST, and shall be convertible to 2,500,000 shares of the Reorganized LSI at the option of NIIC.

                  LST Class 4 - Secured claim of Earl K. Wood, Orange County Tax Collector. This claim is secured by a lien on the Debtor's tangible personal property for 2002 taxes. This creditor shall receive monthly payments over a period not exceeding six years from the date of assessment consistent with ss. 1129(a)(9)(C).

                  LST Class 5 - Allowed Unsecured Claims. This Class consists of
Claims other than any claims held by insiders, Secured Claims, Administrative Claims, Priority Tax Claims, and Non-Tax Priority Claims. The Debtor estimates such Claims to be $7,059,340.72. The Unsecured Creditors of LaserSight Technology, Inc. (LST) shall receive pro rata 11.34%, or 1,134,000 shares of the Reorganized LSI.

                  LST Class 6 - Allowed Interests of Holders of Common Stock. LST will continue to exist as a wholly owned subsidiary of LSI.

         Allowed Priority Tax Claims
         ---------------------------

         Such Claims consist of Unsecured Claims of governmental units for taxes allowed under Bankruptcy Code ss.507(a)(8). No such Claims have been filed in the case of LSI. In LST U.S. Customs and Border Protection, fka U.S. Customs Service, filed a claim (No. 91) in the amount of $450,000. The claim is for the failure to properly document the subsequent export as part of finished goods for components of the Debtor's product that would be subject to duty if imported into the U.S. for consumption within the U.S. The Debtor has been working for sometime to mitigate the penalties for these violations. The Debtor has been putting effort into obtaining further mitigation of the fines. The Debtor believes it may be able to provide evidence to further mitigate the fine down to $30,000. In any case, the Debtor does not believe this claim is a priority claim, but should be instead an unsecured nonpriority claim in that it is (i) beyond the one-year limit set forth in ss.507(a)(8)(F)(I); and (ii) has not been certified by the Secretary of the Treasury as required by ss.507(a)(a)(8)(F)(iii). The Debtor intends to object to the claim. If the objection to the claim is denied, to the extent that the claim is Allowed, it shall be paid in accordance with ss.1129(a)(9)(C) of the Code.

         Allowed Administrative Expenses
         -------------------------------

         Administrative Expenses are for any cost or expense of the Chapter 11 allowed under Bankruptcy Code ss.ss.503(b) and 507(a)(1), including all actual and necessary costs and expenses relating to the preservation of the Debtor's estate or the operation of the Debtor's business, all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Code, and all payments arising from the assumption of executory contracts pursuant to Bankruptcy Code ss.365(b)(1).

         Administrative   Expenses  against  the  Debtor  consist  primarily  of
professional fees which are subject to prior approval of the Bankruptcy Court.

         Each holder of an Allowed Administrative Expense against the Debtor shall receive on account of such Allowed Administrative Expense the amount of the Allowed Administrative Expense in one cash payment on the Confirmation Date, or shall receive such other treatment as agreed upon in writing by the Debtor and such holder; provided that: (i) an Administrative Expense representing a liability incurred in the ordinary course of business by the Debtor may be paid in the ordinary course of business by the Debtor; and (ii) the payment of an Allowed Administrative Expense representing a right to payment under ss.ss.365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code may be made in one or more cash payments over a period of twelve months or such other period as is determined to be appropriate by the Bankruptcy Court.

         Other Provisions of Plan
         ------------------------

                  Executory Contracts And Unexpired Leases
                  ----------------------------------------

                  The Bankruptcy Code gives the Debtor the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. Rejection or assumption may be effected pursuant to a plan of reorganization. It is the present intention of the Debtor to assume the majority of its executory contracts and unexpired leases. In addition to any executory contract or unexpired lease previously assumed or rejected pursuant to order of the Bankruptcy Court, the Plan provides as follows:

                           Assumptions in LST
                           ------------------

                           LST assumes the following unexpired  leases/executory
contracts:

LESSOR OR OTHER PARTY               EQUIPMENT OR SUBJECT
---------------------               --------------------

Shenzhen New Industries Medical     Purchase Agreement attached hereto as
Development Co., Ltd                Exhibit C

RJC Properties                      Nonresidential lease of business premises
                                    at 6848 Stapoint Drive, Winter Park, Florida

SensoMotoric Instruments GmbH       Illumination Patent

Visx, Incorporated                  License agreement between Visx, Incorporated
                                    and LaserSight,  Incorporated  dated May 27,
                                    1997 (International use)

Visx, Incorporated                  Settlement  and  license  agreement  between
                                    Visx,     Incorporated    and    LaserSight,
                                    Incorporated dated May 25, 2001 (US use)

                           Rejections
                           ----------

         For both LSI and LST, those executory contracts or unexpired leases not specifically assumed herein or by separate court order are rejected under the plan.

         LST specifically rejects the following unexpired leases/executory contracts:

LESSOR OR OTHER PARTY               EQUIPMENT OR SUBJECT
---------------------               --------------------



DA University Corporate LLC         Nonresidential lease of business premises at
                                    6903 University Blvd., Winter Park, Florida

University Warehouses, LLC          warehouse  space at 6801  University  Blvd.,
                                    Units 11 and 12, Winter Park, FL 32792

The Realty Associates Fund III,L.P. Nonresidential lease of business premises at
                                    Wil-Tel  Building,  15450  South Outer Forty
                                    Road, Chesterfield, Missouri

TLC The Laser Center Patents, Inc.  Licensing Agreement for use of patents

Agilent Financial Services, Inc.     Color Logic Analyzer

                  If the bankruptcy court has not previously entered an order approving assumption, rejection and/or assignment of leases and contracts, then the confirmation order shall constitute an order of the bankruptcy court approving all such assumptions, assignments, and rejections of executory contracts and unexpired leases as of the Effective Date. Any monetary amounts by which the contracts and leases to be assumed under the Plan are in default shall be satisfied, at the Debtor's option, by: (i) one cash payment on the Distribution Date in the amount of such default; (ii) upon such terms as may be approved by the Bankruptcy Court at the hearing on confirmation of the Plan;
(iii) as otherwise agreed by the parties.

                  If an executory contract or unexpired lease is rejected, then the other party to the agreement may file a claim for damages incurred by reason of rejection within such time as the bankruptcy court may allow. In the case of rejection of employment agreements and leases of real property, damages are limited under the Bankruptcy Code.

                      ARTICLE VII - THE REORGANIZED DEBTOR
                      ------------------------------------

         Continued Corporate Existence and Management
         --------------------------------------------

         Both reorganized debtors will continue to exist and to conduct business as lawful corporations in good standing under the laws of the state of Florida.

         Officers, Directors, Insiders, Compensation

         Officers

         The officers of the reorganized LSI will be as follows:

            Name                      Position                   Monthly Salary
            ----                      --------                   --------------

            David Liu                 President and CEO          $15,000
            Dorothy Cipolla, CPA      Chief Financial Officer    $ 8,666.67
            Richard Davis             VP, Engineering            $10,833


         David D. Liu, Ph. D., President and CEO
         ---------------------------------------

         Dr. David Liu was appointed to the offices of Chief Operating Officer, interim President and interim CEO of LaserSight Inc. in August 2003. In this new position he, under the governance of the board, organized and initiated the company's action in seeking jurisdiction protection. Under chapter 11, he leads the company to maintain a normal operation, while coordinating among different groups: the creditors, the investors and the potential new investors.

         Dr. Liu began his career in ophthalmic industry in U.S. with EyeSys Technologies, Inc. in 1994, where he served as senior software engineer, and subsequently R&D manager and director of R&D. He joined LaserSight Technologies, Inc. in 2000 as director of R&D, diagnostic product of LaserSight Technologies, Inc. He was named Vice President in product development and technical marketing of LaserSight Technologies, Inc. in 2002.

         Dr. Liu holds a Ph.D. in Mechanical Engineering from the University of Houston and MS and BS in Electrical Engineering from Beijing University of Aeronautics and Astronautics.

         Dorothy M. Cipolla, CPA, Chief Financial Officer
         ------------------------------------------------

         Ms. Cipolla has over twenty-four years experience in financial reporting, budgeting/forecasting and systems implementations. Prior to joining LaserSight as CFO and corporate secretary, Dorothy has served in various financial management positions. From 1994 to 1999, she was Chief Financial Offer and Treasurer of Network Six, Inc, a professional services firm, where she led and managed all financial management activities and was responsible for investor relations, banking and insurance relationships and all reporting to the SEC and NASDAQ. From 1999 to 2002, she was Vice President of Finance with Goliath Networks, Inc., a private network consulting company. From 2002 and 2003,

Dorothy was Department Controller of Alliant Energy Corporation, a regulated utility.

         Ms. Dorothy Cipolla obtained her BS in business administration from Northeastern University and started her profession with Ernst & Young as a senior management consultant.

         Richard Davis, VP of Engineering/Manufacturing
         ----------------------------------------------

         Richard Davis was named VP of Operations of LaserSight Technologies, Inc. in 2002. He joined LaserSight Technologies, Inc. in 1997 as VP of Engineering. Since then, Mr. Davis has served in a variety of engineering and manufacturing management functions.

         Mr. Davis worked, prior joining LaserSight Technologies, Inc, in Excel / Control Laser Corporation, a developer and manufacturer of LASER devices for scientific, medical and industrial markets, Physio-Control Corporation, a developer and manufacture of medical devices for cardiovascular and renal care, Edutron Inc. a developer of computer-video archival/retrieval systems for the educational industry and Cordis Corporation, a developer of medical devices for cardiovascular and renal care.

         Mr. Davis holds a Bachelor of Science in Electrical Engineering from University of Florida. He also has graduate course work in bioengineering and other job-related continuing education course work.

         Directors
         ---------

         The directors of the reorganized debtor (LSI and LST) will be as follows:

         Guy Numann
         Xianding Weng
         Ying Gu

         Mr. Guy Numann is retired from Harris Corporation, a public company in communication industry, where he served as president of the company's Communication Sector from 1989 until his retirement in 1997. From 1984 to 1989 Mr. Numann served as senior vice president and group executive for the Communication Sector. Mr. Newman currently serves as a member of Rensselaer Polytechnic Institute's School of Engineering Advisory Board.

         Mr. Xianding Weng founded New Industries Investment Co., Ltd., (NII), a private company mainly in investment banking industry, in Shenzhen, China in 1993. He has been the President and Chief Executive Officer of NII for more than ten years. Mr. Weng has also been the Chairman of the board of Venture Capital Ltd., Medical Development Ltd. and Consultants (H. K.) Ltd. in NII Group.

         Ms.  Yingzhi  Gu  has  been  President  of  Y.F.K.  Import  and  Export
Corporation, a privately held medical equipment distributor/consulting firm specializing in ophthalmology and dermatology, since 1986. She has also been the Vice President of Finance in NBM Publishing, Inc., a privately held publishing company, since 1989.

         Compensation to the Directors shall be as follows:

                  Retainer fee: $10,000 a year per director.
                  $1,000 per on-site meeting for up to 4 meetings a year per director $500 per committee meeting per director $200 per telephone meeting per director Actual travel expense reimbursed

         Post-Confirmation Operations
         ----------------------------

         The Reorganized Debtor has a substantially reduced cost structure across all sections of the company with focused product offering and focused marketing strategy - focus on improving core product performance and product quality and focus on its marketing effort mainly in China and other selected markets. As the Debtor's financials indicate, the Debtor believes it will make a profit in the first year after re-organization with moderate revenue, a first in the entire history of the Debtor.

         LSI has substantially changed its business operations since the last 10-Q filing for the quarter-ended March 31, 2003. The Debtor has discontinued the sales and marketing of Keratome products due to the lack of demand and costs. The Debtor will be focusing sales efforts on its core products of AstraScan scanning laser, AstraMax diagnostic workstation and AstraPro custom ablation software. LSI plans to concentrate sales efforts in selected markets through distribution agreements, with the main focus in Chinese market. These agreements will require new distributors to market and service LSI products. This change of operations will lower marketing and servicing costs.

         In addition, the Debtor has streamlined operations through a reduction of employees from 59 personnel at March 31, 2003 to 22 employees as of February 29, 2004. This has reduced payroll from approximately $391,000 per month to approximately $113,000 per month. The Debtor has also consolidated operations from two facilities to one. This has lowered operating costs as well as improved manufacturing efficiencies and communications.

         Finally, with the execution of the Purchase Agreement with NIMD, attached as Exhibit C, the Debtor believes that it has the stability to perform according to the business plan.

                       ARTICLE VIII - CERTAIN RISK FACTORS
                       -----------------------------------

         The Debtor's Historical Financial Condition
         -------------------------------------------

         The Debtor has had a history of operating at a substantial loss. While it is the Debtor's expectation that the factors and conditions that created the pattern of operating losses have been eliminated, this depends solely upon the assumptions and analysis of the Debtor.

         Dependence on Marketing its Products in Foreign Markets
         -------------------------------------------------------

         Because of the limited approval of the Debtor's products by the Federal Drug Administration, the Debtor is necessarily dependent upon foreign markets for its products. This dependence introduces a number of risk factors which should be given careful consideration including, but not limited to, currency fluctuation that may adversely affect the cost of the products abroad, unfavorable tariffs or trade regulation by the U.S. or foreign governments, availability and cost of transoceanic transport, and international relations in general, specifically with the People's Republic of China.

         Competition Within the Industry
         -------------------------------

         The Debtor has substantial competitors in the relevant marketplace. These competitors have considerable capital to compete with the Debtor's products. The existence of strong competition, and the Debtor's relatively small capitalization to meet that competition, increases the risks inherent in the Plan.

         Technological Innovation and Change
         -----------------------------------

         The Debtor's products are in an industry where substantial innovation and change are an inherent part of its viability. Accordingly, there is always the risk that innovation and change in the industry may adversely affect the marketability of the Debtor's products.

         Regulatory Approval
         -------------------

         The manufacturing and marketability of the Debtor's products are subject to substantial governmental approval by the United States and foreign governments. There are risks inherent in this process of unforeseen and unfavorable regulatory action which may adversely affect the ability of the Debtor to bring its product to market.

         Lack of Market for the Debtor's Stock
         -------------------------------------

         There is no existing market for the New Common Stock. The Reorganized LSI intends to attempt to have the New Common Stock listed on a national stock exchange or national quotation system. However, there can be no assurance that the New Common Stock will be listed on a national exchange or quoted on a national quotation system. Further, there can be no assurance that an active trading market for the New Common Stock will develop, and if developed, that it will continue. In addition, there can be no assurance as to the degree of price volatility in any market for the New Common Stock that does develop. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which such sale may occur. If such markets were to exist, the New Common Stock could trade at prices higher or lower than the value ascribed to such security herein, depending on many factors, including prevailing interest rates, the market for similar securities, general economic and industry conditions, and the performance of, and investor expectations for, Reorganized LSI.

         In addition, holders of New Common Stock who are deemed to be statutory underwriters pursuant to section 1145(b) of the Bankruptcy Code or who otherwise are deemed to be "affiliates" or "control persons" of the Reorganized LSI within the meaning of the Securities Act, will be unable to transfer or sell their securities after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws.

         LSI traded on NASDAQ through April 29, 2003 as "LASE" and "LASEC" (March 5, 2003 - April 29, 2003). On April 30, 2003 it commenced trading on OTC:BB as "LASE". The OTC:BB symbol was changed on August 27, 2003 to "LASEE" due to the late filing status of the company. The Company commenced trading on "Pink Sheets" on Sep 27, 2003 with the symbol "LASEQ". (Q indicates bankruptcy) =. This is a conditional listing due to the bankruptcy filing by the company. The following table sets forth, for the fiscal quarters indicated, the high and low sale prices, closing price and trading volume for LSI's common stock on the Pink Sheets.

                                              Quarterly
                             High         Low           Close        Volume

Jan 1 to Feb 24, 2004         $0.06       $0.001        $0.010       342,900
4th Qtr, 2003                  0.16        0.001         0.015     4,435,500
3rd Qtr, 2003                  0.29         0.01         0.090     5,511,900
2nd Qtr, 2003                  0.29         0.07         0.280     8,868,800
1st Qtr, 2003                  0.29         0.12         0.120     4,731,796

         The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for LSI's common stock when the shares were trading on The Nasdaq Stock Market under the symbol of LASE.

         2001                High          Low

First Quarter                 $2.47        $1.00
Second Quarter                 3.00         1.28
Third Quarter                  2.33         1.00
Fourth Quarter                 1.87         0.47


         2002                High          Low

First Quarter                 $0.81        $0.45
Second Quarter                 0.63         0.07
Third Quarter                  0.44         0.04
Fourth Quarter                 0.33         0.16

         As of March 24, 2003, LaserSight had 27,841,941 shares of common stock outstanding held by approximately 300 stockholders of record and, to our knowledge, approximately 8000 total stockholders, including stockholders of record and stockholders in "streetname."

         The company has not conducted a valuation of the common shares based on approval of the Reorganization Plan

         The limited market for LSI's stock and the difficulty in making a market for stock tradable only on the "pink sheets" is a significant risk factor in the Plan. While the Debtor will utilize its best efforts to cure the existing deficiencies, there is no assurance that it can do so.

         It is unlikely that a public trading market for the Plan Securities will develop in the foreseeable future, and the Plan Securities may be illiquid or experience significant price volatility. The Debtor can give no assurances that a market will develop for the New Common Stock or the New Warrants issued under the Plan. The Reorganized Debtor can give no assurances that the New Common Stock or the New Warrants will be listed on a national securities exchange or the NASDAQ Stock Market. Even if such securities are subsequently listed, the Debtor can give no assurances that an active market for such securities will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop.

         Resale of the Plan Securities May Be Restricted by Law
         ------------------------------------------------------

         The New Common Stock and New Warrants will be distributed under the Plan without registration under the Securities Act or any state securities laws under exemptions from registration contained in section 1145(a) of the Bankruptcy Code. If a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities (with certain exceptions for "ordinary trading transactions" by certain persons) or an "affiliate" of the issuer of such securities, resales of such securities by such holder may not be exempt from the registration requirements under the Securities Act and securities laws under section 1145 of the Bankruptcy Code and, accordingly, could be effected only under an effective registration statement or a reliance on another applicable exemption from these registration requirements.

         Dependence on Shenzhen New Industries Medical Development, Inc. (NIMD)
         ----------------------------------------------------------------------

         The Debtor's plan is dependent upon the actions of one customer, Shenzhen New Industries Medical Development, Inc. (NIMD). Should there be any change in the actions or intentions of NIID, it would have substantial effect on the viability of the Plan and the projections that underpin the Plan.

         The Debtor's principal customers operate in the People's Republic of China, and are, by law, subject to administrative review by various national, provincial and local agencies of the Chinese government - governmental oversight and/or changes to existing rules and regulations could adversely affect our results of operations

         The Debtor's operations and financial results could be adversely affected by economic conditions and changes in the policies of the PRC government, such as changes in laws and regulations (or the interpretation thereof), including measures which may be introduced to regulate or stimulate the rate of economic growth. The rate of deflation of the PRC economy, based on published consumer price information, was 2.6 percent for 1998, 3.0 percent for 1999 and 0.4 percent for 2000. The PRC government has taken certain measures to stimulate domestic demand and consumption. There can be no assurance that these measures will be successful.

         The PRC does not have a comprehensive system of laws. Enforcement of existing laws may be uncertain and sporadic, and the implementation and interpretation thereof inconsistent. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law or to obtain enforcement of a judgment by a court of another jurisdiction. Decided legal cases are without binding legal effect, although judges are often guided by prior decisions. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes, and new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign trading partners.

         All of the Debtor's sales and purchases are made in the PRC and are denominated in United States dollars. Accordingly, the Debtor does not have material market risk with respect to currency fluctuation. As the reporting currency of the Debtor's consolidated financial statements is also United States dollars, there is no significant translation difference arising on consolidation. However, the Debtor may suffer an exchange loss when it converts to other currencies.

         While the Debtor is a Delaware corporation, some of its officers and directors are non-residents of the United States and its primary customers are located in the PRC; therefore, it may not be possible to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered against them.

         The PRC legal system is based on the PRC Constitution and is made up of written laws, regulations and directives. Decided court cases do not constitute binding precedents.

         The National People's Congress of the PRC ("NPC") and the Standing Committee of the NPC are empowered by the PRC Constitution to exercise the legislative power of the state. The NPC has the power to amend the PRC Constitution and to enact and amend primary laws governing the state organs, civil and criminal matters. The Standing Committee of the NPC is empowered to interpret, enact and amend laws other than those required to be enacted by the NPC.

         The State Council of the PRC is the highest organ of state administration and has the power to enact administrative rules and regulations. Ministries and commissions under the State Council of the PRC are also vested with the power to issue orders, directives and regulations within the jurisdiction of their respective departments. Administrative rules, regulations, directives and orders promulgated by the State Council and its ministries and commissions must not be in conflict with the PRC Constitution or any national laws. In the event that any conflict arises, the Standing Committee of the NPC has the power to annul such administrative rules, regulations, directives and orders.

         At the regional level, the people's congresses of provinces and municipalities and their standing committees may enact local rules and regulations, and the people's government may promulgate administrative rules and directives applicable to their own administrative area. These local laws and regulations may not be in conflict with the PRC Constitution, any national laws or any administrative rules and regulations promulgated by the State Council.

         Rules, regulations or directives may be enacted or issued at the provincial or municipal level or by the State Council of the PRC or its ministries and commissions in the first instance for experimental purposes. After sufficient experience has been gained, the State Council may submit legislative proposals to be considered by the NPC or the Standing Committee of the NPC for enactment at the national level.

         The power to interpret laws is vested by the PRC Constitution in the Standing Committee of the NPC. According to the Decision of the Standing Committee of the NPC Regarding the Strengthening of Interpretation of Laws passed on June 10, 1981, the Supreme People's Court has the power to give general interpretation on application of laws in judicial proceedings apart from its power to issue specific interpretation in specific cases. The State Council and its ministries and commissions are also vested with the power to give interpretation of the rules and regulations which they promulgated. At the regional level, the power to give interpretations of the regional laws is vested in the regional legislative and administration organs which promulgate such laws. All such interpretations carry legal effect.

         The people's courts are the judicial organs of the PRC. Under the PRC Constitution and the Law of Organization of the People's Courts of the PRC, the People's Courts are comprised of the Supreme People's Court, the local people's courts, military courts and other special people's courts. The local people's courts are divided into three levels, namely, the basic people's courts, intermediate people's courts and higher people's courts. The basic people's courts are divided into civil, criminal and economic divisions. The intermediate people's courts have divisions similar to those of the basic people's courts and where the circumstances so warrant, may have other special divisions (such as intellectual property divisions). The judicial functions of people's courts at lower levels are subject to supervision of people's courts at higher levels. The people's procuratorates also have the right to exercise legal supervision over the civil proceedings of people's courts of the same and lower levels. The Supreme People's Court is the highest judicial organ of the PRC. It supervises the administration of justice by the people's courts of all levels.

         The people's courts adopt a two-tier final appeal system. A party may, before the taking effect of a judgment or order, appeal the judgment or order first to a local people's court, then to the people's court at the next higher level. Judgments or orders at the next higher level are final and binding. Judgments or orders of the Supreme People's Court are also final and binding. If, however, the Supreme People's Court or a people's court at a higher level finds an error in a final and binding judgment which has taken effect in any people's court at a lower level, or the presiding judge of a people's court finds an error in a final and binding judgment which has taken effect in the court over which he presides, a retrial of the case may be conducted according to the judicial supervision procedures.

         The PRC civil procedures are governed by the Civil Procedure Law of the PRC (the "Civil Procedure Law") adopted on April 9, 1991. The Civil Procedure Law contains regulations on the institution of a civil action, the jurisdiction to the people's courts, the procedures in conducting a civil action, trial procedures and procedures for the enforcement of a civil judgment or order. All parties to a civil action conducted within the territory of the PRC must comply with the Civil Procedure Law. A civil case is generally heard by a court located in the defendant's place of domicile. The jurisdiction may also be selected by express agreement by the parties to a contract provided that the jurisdiction of the people's court selected has some actual connection with the dispute, that is to say, the plaintiff or the defendant is located or domiciled or the contract was executed or implemented in the jurisdiction selected, or the subject-matter of the proceedings is located in the jurisdiction. A foreign national or foreign enterprise is accorded the same litigation rights and obligations as a citizen or legal person of the PRC. If any party to a civil action refuses to comply with a judgment or order made by a people's court or an award made by an arbitration body in the PRC, the aggrieved party may apply to the people's court to enforce the judgment, order or award. There are time limits on the right to apply for such enforcement. Where at least one of the parties to the dispute is an individual, the time limit is one year. If both parties to the dispute are legal persons or other entities, the time limit is six months.

         A party seeking to enforce a judgment or order of a people's court against a party who or whose property is not within the PRC may apply to a foreign court with jurisdiction over the case for recognition and enforcement of such judgment or order. A foreign judgment or ruling may also be recognized and enforced according to PRC enforcement procedures by the people's courts in accordance with the principle of reciprocity or if there exists an international or bilateral treaty with or acceded to by the foreign country which provides for such recognition and enforcement, unless the people's court considers that the recognition or enforcement of the judgment or ruling will violate fundamental legal principles of the PRC and its sovereignty, security or social or public interest.

         The Arbitration Law of the PRC (the "Arbitration Law") was promulgated by the Standing Committee of the NPC on August 31, 1994 and came into effect on September 1, 1995. It is applicable to, among other matters, trade disputes involving foreign parties where the parties have entered into a written agreement to refer the matter to arbitration before an arbitration committee constituted in accordance with the Arbitration Law. Under the Arbitration Law, an arbitration committee may, before the promulgation by the PRC Arbitration Association of arbitration regulations, formulate interim arbitration rules in accordance with the Arbitration Law and the Civil Procedure Law. Where the parties have by an agreement provided arbitration as a method for dispute resolution, the parties are not permitted to institute legal proceedings in a people's court.

         The China International Economic and Trade Arbitration Commission ("CIETAC"), established in Beijing under the auspices of the China Council for the Promotion of International Trade with branches in Shenzhen and Shanghai, is one of two domestic arbitration organizations in the PRC charged with arbitrating foreign-related disputes. Under the new CIETAC arbitration rules, which came into effect on June 1, 1994, CIETAC has jurisdiction over any dispute arising from "international or external economic and trade transactions" with respect to which an arbitration agreement selecting CIETAC arbitration has been reached. The other arbitration organization exclusively arbitrates foreign-related maritime disputes.

         The CIETAC rules provide that an award rendered by a CIETAC tribunal shall be final and binding on the parties. The Civil Procedure Law also provides that a PRC court may only refuse to enforce a CIETAC final award in the event of procedural errors relating to the jurisdiction of CIETAC over a given dispute or the failure by an arbitration tribunal to abide by CIETAC rules, and may also deny execution of the award in the event that it determines that doing so would be against the "public interest".

         In deciding the substantive aspects of a dispute, the CIETAC arbitration tribunal must look to the governing law of the contract. PRC foreign economic contract law permits the parties to choose foreign or PRC law as the governing law in most cases. In the event that the parties have not chosen a governing law, PRC choice of law rules provide for the selection of the law which has the closest connection to the subject matter of the dispute.

         Under the Arbitration Law, an arbitral award is final and binding on the parties and if a party fails to comply with an award, the other party to the award may apply to the people's court for enforcement. A people's court may refuse to enforce an arbitral award made by an arbitration commission if there were mistakes, an absence of material evidence or irregularities over the arbitration proceedings or the jurisdiction or constitution of the arbitration committee.

         A party seeking to enforce an arbitral award of a foreign affairs arbitration body of the PRC against a party who or whose property is not within the PRC may apply to a foreign court with jurisdiction over the case for enforcement. Similarly, an arbitral award made by a foreign arbitration body may be recognized and enforced by the PRC courts in accordance with the principles of reciprocity or any international treaty concluded or acceded to by the PRC. In respect to contractual and non-contractual commercial-law-related disputes which are recognized as such for the purposes of the PRC laws, the PRC has acceded to the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the "New York Convention") adopted on June 10, 1958 pursuant to a resolution of the Standing Committee of the NPC passed on December 2, 1986. The New York Convention provides that all arbitral awards made by a state which is a party to the New York Convention shall be recognized and enforced by other parties to the New York Convention subject to their right to refuse enforcement under certain circumstances including where the enforcement of the arbitral award is against the public policy of the state to which the application for enforcement is made. It was declared by the Standing Committee of the NPC at the time of the accession of the PRC that (1) the PRC will only recognize and enforce foreign arbitral awards on the principle of reciprocity and (2) the PRC would only apply the New York Convention in disputes considered under PRC laws to be arising from contractual and non-contractual mercantile legal relations.

         The activities of the Company's trading partners in China are by law subject, in some cases, to administrative review and approval by various national, provincial, and local agencies of the Chinese government. While China has promulgated an Administrative Procedure Law permitting redress to the courts with respect to certain administrative actions, this law appears to be largely untested in this context.

         Effective on December 11, 2001, China became a member of the World Trade Organization (WTO). In acceding to the WTO, China has made certain rule of law commitments, including agreement with and affirmation of certain provisions of the General Agreement on Tariffs and Trade 1947 (GATT). In connection with its accession to the WTO, the State Council has reviewed and effectuated amendments to certain laws and regulations in order to make China's legal system more consistent with its WTO commitments.

         Significant Holders
         -------------------

         The Debtor anticipates that as of the Effective Date, approximately 71% of the shares of New Common Stock will be held by NIIC. Such holder will be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership also could facilitate or hinder a negotiated change of control of the Reorganized Debtor and, consequently, have an impact upon the value of the New Common Stock.

         Projections
         -----------

         The fundamental premise of the plan is that the debtor will meet its projections, and that assumptions underlying the projections are reasonable. The projections include, among other items: (1) assumptions concerning general economic conditions; (2) the ability to control future expenses; (3) the ability to increase revenues; and (4) the ability to make necessary capital expenditures.

         Although the debtor believes that the estimates and assumptions included in the projections are reasonable, some or all of them may prove to be inaccurate. Moreover, the actual results of operations are likely to vary from those set forth in the projections, and such variations may be material and adverse.

         Inventory and Aged Accounts Receivable Write-Down and/or Write-Off
         ------------------------------------------------------------------

         Based on current information and events it is probable that the company has suffered a substantial impairment of value of its assets, including receivables, inventory and intangibles.

         The company is focusing its resource on cost control and new revenue generation. The company has adopted a new business focus and product focus. The re-organized company may seek a fresh start accounting.

         Preliminary analysis of existing inventory and aged accounts receivable shows that significant write-down or write-off may be applicable. On the accounts receivable part, current bad debt reserve may be significantly inadequate. On the inventory, significant write-off and/or write-down are expected due to our focused business and product offering plan and the product line obsolesce policy.

         Pro Rata Distributions
         ----------------------

         Since the plan proposes to make a pro rata distribution to holders of allowed unsecured claims, the amount and percentage recovered by the holders of such claims will be directly affected by the amount of all allowed unsecured claims. Contested claims will be resolved by the bankruptcy court. The debtor cannot predict what the total amount of allowed claims will be.

         Delay
         -----

         The disbursement of some property might be significantly delayed until contested claims and interests are resolved. Until then, the Debtor cannot calculate the appropriate amount of property to be disbursed to holders of some claims. Reserves will be estimated, which might allow interim or periodic disbursements to be made to holders of allowed claims.

                       ARTICLE IX - ALTERNATIVES TO PLAN
                       ---------------------------------

         The Debtor has evaluated numerous  alternatives to the plan, including:
(a) the sale of the Debtor as a going concern, either as a whole or on a break-up basis; and (b) the liquidation of the Debtor. After studying these alternatives, the Debtor has concluded that the plan is the best alternative and will maximize recoveries by holders of claims and interests, assuming confirmation of the plan and profitable operations going forward as projected. The following discussion provides a summary of the debtor's analysis leading to the conclusion that a sale or liquidation will not provide the highest value to the holders of claims and interests.

         Sale
         ----

         The Debtor believes that a sale at this time would be on a distress basis. The plan, in contrast, enables creditors to participate fully in the appreciation to be achieved through the Debtor's continued operation of its business.

         The Debtor considers it unlikely that any buyer would be able to implement a business plan that can reasonably contemplate revenues greater than those projected by the debtor where it provides a means for reducing costs below those projected by the Debtor and thereby justify a valuation of the debtor's business greater than the value under the plan.

         While the Debtor has not actively solicited offers to purchase the Debtor as a going concern or substantially all of its assets, the Debtor has not received any such offers nor has it received communications from any party expressing any interest in making any such offer.

         Liquidation
         -----------

         The Debtor has analyzed whether a liquidation of the assets of the Debtor would be in the best interests of creditors. An analysis of the recovery that would likely result from liquidation under Chapter 7 of the Bankruptcy Code is set forth as an exhibit to this disclosure statement. The analysis reflects a liquidation value that would result in no distribution to holders of unsecured claims and interests. The Debtor believes that liquidation would result in substantial diminution in the value to be realized by creditors because of (i) the failure to utilize the expertise of current management; (ii) additional administrative expenses involved in the appointment of the trustee and professionals to assist the trustee; (iii) additional expenses and claims, some of which would be entitled to priority in payments, which would arise by reason of the liquidation and from rejection of leases and other executory contracts in connection with the termination of the Debtor's operations; and (iv) the substantial time which would lapse before creditors would receive any distribution on account of their claims. Therefore, the Debtor believes that the plan provides a substantially greater return to holders of claims and interests than would liquidation.

         Alternatives If Plan Not Confirmed
         ----------------------------------

         If the plan is not confirmed, then the Debtor or, subject to further extensions of the Debtor's exclusive period under the Bankruptcy Code, any other party in interest in the Chapter 11 case, could attempt to formulate and propose a different plan or plans of reorganization. Such plans might involve either a reorganization and continuation of the Debtor's business, a sale of the Debtor's business as a going concern, an orderly liquidation of the Debtor's assets or a combination thereof.

         If no plan of reorganization can be confirmed, then the Chapter 11 case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. The proceeds of the liquidation would be distributed to the creditors of the Debtor in accordance with the priorities established by the Bankruptcy Code.

         Alternatively, if in the best interest of creditors and the estate, the case could be dismissed. Presumably, in that case, holders of secured claims would avail themselves of their legitimate remedies under their loan agreements with the Debtor and under applicable nonbankruptcy law, leaving little or no property available for distribution to holders of administrative, priority and general unsecured claims.

         ARTICLE X - RESALES OF PLAN SECURITIES BY PLAN RECIPIENTS
         ---------------------------------------------------------

         Section 1145(c) of the Bankruptcy Code provides that securities issued in accordance with Section 1145(a)(1) are deemed to be issued in a public offering, and that such original issuance under a plan of reorganization is exempt from the registration requirements of the Securities Act and state "blue sky" laws if three principal requirements are satisfied: (1) the securities must be issued by the Debtor, its successor, or an affiliate participating in a joint plan with the Debtor, under a plan of reorganization; (2) the recipients of the securities must hold a claim against the Debtor or such affiliate, an Interest in the Debtor or such affiliate, or a claim for an administrative expense against the Debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the Debtor or such affiliate, or "principally" in such exchange and "partly" for cash or property. The Debtor believes that the issuance of the [New Common Stock] under the Plan will satisfy all three conditions because: (a) the issuances are expressly contemplated under the Plan; (b) the recipients are holders of "Claims" against or "Interests" in the Debtor; and (c) the recipients would obtain the [New Common Stock] in exchange for their pre-petition Claims and Interests. Consequently, most recipients of such securities, other than underwriters, issuers or dealers, will may be able to resell their securities pursuant to Section 4(1) of the Securities Act, as all resales and subsequent transactions in such securities will be exempt from registration under federal and state securities laws; provided, that a recipient is not an underwriter, issuer, or dealer with respect to such securities.

         Section 1145 (b) of the Bankruptcy Code defines four types of "underwriters":

         (i) persons who purchase a claim against, or interest in, or a claim for an administrative expense against the Debtor with a view to distributing any security received in exchange for such a claim or interest;

        (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

       (iii) persons who offer to buy such securities for the holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; or (B) made under a distribution agreement; and

        (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. Recipients who are "affiliates" of the Debtor will be subject to the provisions of Rule 144 under Section 4(1), which contains both qualitative and quantitative limitations on resales.

         "Affiliates" of the Debtor are those that directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, the Debtor. "Control" means "the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise." Whether a person is a control person or member of the controlling group is a question of fact to be decided on the basis of the circumstances of each case. Typically, directors, executive officers and owners of 10 percent or more of the voting securities presumptively will be considered affiliates unless they can establish a factual basis to rebut the presumption to the satisfaction of the issuer and its counsel. The SEC staff has also considered as an affiliate any person who would be deemed the "same person" as an affiliate, such as (i) the affiliate's relative or spouse, or relative of such spouse, any one of whom has the same home as the affiliate; (ii) a trust or estate in which the affiliate or its relative, spouse, relative of spouse as specified in (i) collectively own ten percent or more of the total beneficial interest or of which any of such persons serves as trustee, executor or in any similar capacity; and (iii) any corporation or other organization (other than the Debtor) in which such affiliate or any of the persons in (i) are the beneficial owners collectively of ten percent or more of any class of equity securities or ten percent or more of the equity interest. It should be clear from this discussion that in many cases, only a careful review of the actual ownership and operation of a corporation will identify the control persons.
Moreover, whether or not any particular person would be deemed to be an "underwriter" with respect to any [New Common Stock] or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any particular person receiving [New Common Stock] under the Plan would be an "underwriter" with respect to any [New Common Stock] to be issued pursuant to the Plan.

         To the extent that persons who receive [New Common Stock] or other securities pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such [New Common Stock] or other securities without registration pursuant to the provisions of Rule 144 under Section 4(1) of the Securities Act, which contains both qualitative and quantitative limitations on resales.

         The qualitative limitations include the requirement that current information regarding the issuer be publicly available. It should be noted that the Debtor is not current in meeting its public reporting obligations under the Exchange Act, and Rule 144 would not be available to underwriters wishing to resell New Common Stock until the Debtor's public reports are brought current. The qualitative limitations also generally require that a sale be handled as a routine open market brokerage transaction, although the seller also may deal directly with an over-the-counter market-maker who deals as a principal for his own account rather than as a broker.

         The quantitative limitations are as follows:

                  During any three-month period, the holder may sell an amount of securities equal to the greater of: (1) one percent of the number of shares of the class outstanding; or (2) the average reported weekly trading volume during the four calendar weeks preceding the filing of the notice of sale which is referred to below; or (3) the average weekly trading volume reported through a consolidated transaction reporting system for the four-week period described in (2).

                  The sales of shares by related persons - such as spouses, a parent and minor children, donor and donee, pledgor and pledgee, two affiliates acting in concert, etc. - must be combined, as specifically provided by the Rule, in applying the numerical limitation.

         Subject to certain de minimus allowances, the person selling in reliance on Rule 144 must file a notice on Form 144 with the SEC. Three copies of the Form 144 must be transmitted to the SEC concurrently with placing the order for sale, and one copy must be transmitted to the principal exchange on which the securities are admitted. There is an exemption from the filing requirement for transactions during any three-month period which do not exceed 500 shares and an aggregate sale price of $10,000.

         GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION
CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE [NEW COMMON STOCK]. THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF [NEW COMMON STOCK] CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH [NEW COMMON STOCK] WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR THE EXCHANGE ACT.

         The Debtor has not filed the periodic reports required under the Exchange Act since the filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2003. Consequently, in order to become current in its reporting, it must file two delinquent quarterly reports on Form 10-Q (for the quarters ended June 30 and September 30, 2003), as well as an annual report on Form 10-K, which will soon be due, and any necessary interim reports on Form 8-K. The Debtor plans to file its delinquent reports and become current in its reporting by the end of September, 2004; however, it cannot be certain that such plan will be achievable by that date.

         The potential negative consequences of the reorganized Debtor's failure to become current in its filings with the SEC include, but are not necessarily limited to, the following: The Debtor will be precluded from utilizing Form S-3 (a simplified form of registration statement) to register its securities until 13 months following the date on which it becomes current with its filings. While any report is outstanding, the Debtor may not utilize Form S-8 to register its employee stock purchase plan, and the holders of any restricted securities of the Debtor, as well as the recipients of plan securities who are deemed to be "underwriters" or affiliates, may not utilize Rule 144 to sell securities. While the Debtor remains delinquent, it will be unable to meet the qualifications for quotation on the OTC Bulletin Board or The Nasdaq Stock Market, which may will affect the marketability of its stock and the ability of recipients of plan securities to resell such securities. In addition, the company may be obligated under contracts, including agreements with investors, to keep its reports current, in which case it would be in violation of such obligations. Furthermore, the Debtors' failure to timely file required reports could result in an enforcement action against the Debtor by the SEC.

         Audit Committee Financial Expert

         In anticipation of the Debtor's filing of its upcoming annual report, the Debtor is considering but has not yet identified an audit committee financial expert to serve on the Debtor's audit committee. The Debtor will seek to identify an individual independent of management to serve as an audit committee financial expert, as defined by the Commission.




                              ARTICLE XI - EXHIBITS
                              ---------------------

Exhibit A - Excerpts  from  Unaudited  Debtor in  Possession  Monthly  Operating
            Reports
Exhibit B - Projected  Financial  Statements
Exhibit C - Purchase Agreement
Exhibit D - Liquidation Analysis,  Assumptions and Methodology
Exhibit E - Plan of Reorganization
                Exhibit A:  Ballot




Dated:  May 19, 2004

LASERSIGHT INCORPORATED, INC.
LASERSIGHT TECHNOLOGIES, INC.

By:       /s/ Danghui ("David") Liu
         --------------------------
         Danghui ("David") Liu, Interim CEO

                                    EXHIBIT A

                             EXCERPTS FROM UNAUDITED
                 DEBTOR IN POSSESSION MONTHLY OPERATING REPORTS
                 ----------------------------------------------


              see Form 8K dated January 20,2004 filed March 8, 2004

                                    EXHIBIT B
                                    ---------

                 ASSUMPTIONS AND PROJECTED FINANCIAL STATEMENTS

                    LASERSIGHT INCORPORATED AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 Audited         Reviewed
                                                                 (Per 10K)        (Per 10Q)                        Proforma
                                                                December 31,       March 31,   Adjustment         December 31,
                         ASSETS                                     2002            2003                              2003 *
                                                            -----------------------------------------------------------------

 Current assets:
   Cash and cash equivalents                                      1,065,778      $1,500,158       (939,260)    1       560,898
   Accounts receivable - trade, net                               3,811,065       2,415,173     (2,415,173)    2           -
   Notes receivable - current portion, net                        1,763,106       1,444,505       (958,223)    3       486,282
   Inventories                                                    8,928,099       8,313,571     (6,017,391)    4     2,296,180
   Deferred tax assets                                               28,850          28,850        (28,850)    5           -
   Other current assets                                             593,842         524,578       (424,578)    6       100,000
                                                             --------------   -------------  -------------        ------------
                                  Total Current Assets       $   16,190,740   $  14,226,835  $ (10,783,475)       $  3,443,360


 Notes receivable, less current portion, net                      1,020,731         757,920       (602,659)    7       155,261
 Property and equipment, net                                        444,049         308,828       (256,592)    8        52,236
 Patents, net                                                     4,162,353       4,083,795     (3,583,795)    9       500,000
 Other assets, net                                                1,289,748       1,186,822       (616,578)   10       570,244
                                                               ------------   -------------  -------------        ------------
                                                             $   23,107,621   $  20,564,200  $ (15,843,099)       $  4,721,101
                                                             ==============   =============  =============        ============

          LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Note payable, net of unamortized discount of
   zero and $58,209 at March 31, 2003 and December
   Dwc  31, 2002, respectively                                    2,077,754      $2,050,000       (167,301)   11     1,882,699
   Note payable - NIIC (DIP Lending)                                      0              $0        750,000    12       750,000
   Accounts payable                                               2,755,358       2,953,515     (2,915,698)   13        37,817
   Accrued expenses                                               5,166,049       4,953,134     (4,896,404)   14        56,730
   Accrued commissions                                            1,594,634       1,531,439     (1,531,439)   15           -
   Deferred revenue                                               1,657,352       1,885,307     (1,885,307)   16           -
                                                             --------------   -------------  -------------        ------------
                             Total Current Liabilities       $   13,251,147   $  13,373,395  $ (10,646,149)       $  2,727,246


  Accrued expenses, less current portion
  Deferred royalty revenue                                          187,449         147,083       (147,083)   17           -
  Deferred income taxes                                           5,741,941       5,507,131     (5,507,131)   18           -
  Commitments and contingencies                                      28,850          28,850        (28,850)   19           -
                                                             --------------   -------------  -------------        ------------
                                                             $    5,958,240    $  5,683,064  $  (5,683,064)      $         -
 Stockholders' equity:
  Convertible preferred stock - par value $.001 per share;
 authorized 10,000,000 shares: Series H - 9,280,647 issued
 and outstanding at March 31, 2003 and December 31, 2002,
 respectively    (May be subject to mandatory conversion in
 Oct / 03 to Common stock @ 2 for 1)                                  9,281           9,281           -                  9,281

  Common stock - par value $.001 per share;
 authorized 100,000,000 shares; 27,987,141   shares
 issued at March 31, 2003 and December 31, 2002,
 respectively                                                        27,987          27,987           -                 27,987
 Common stock (New Stock) - authorized 10,000,000
 shares                                                                   0               0            -                   -
 Additional paid-in capital                                     103,796,812     103,801,064       (558,983)   20   103,242,081
 Stock subscription receivable                                      (32,336)        (16,336)        16,336    21           -
 Accumulated deficit                                            (99,360,863)   (101,771,608)       486,114        (101,285,494)
 Less treasury stock, at cost;  145,200 common shares
 at March 31, 2003 and December 31, 2002                           (542,647)       (542,647)       542,647    22           -
                                                             --------------   -------------  -------------        ------------

                                                            $     3,898,234  $    1,507,741  $     486,114    23  $  1,993,855
                                                             --------------   -------------  -------------        ------------
                                                            $    23,107,621  $   20,564,200  $ (15,843,099)       $  4,721,101
                                                             ==============   =============  =============        ============

                       ADJUSTMENT NOTES


   *Values are estimated and are subject to audit

 1  Consumption of Net Cash from normal operations ($939k)
 2  Consumption of Net A/R from normal operations ($313k)
    Preliminary analysis of existing aged Accounts Receivable and Notes Receivable indicates that a significant additional write-down is expected due to the further impairment of the company's receivables ($2.1m). A professional collection agency was engaged in late 2003. Preliminary reports indicate the agency's inability to collect on any of the outstanding debt.
 3 Consumption of Net N/R from normal operations ($124k). N/R is outstanding installment payments on Laser systems. Preliminary analysis of existing aged Accounts Receivable and Notes
    Receivable indicates that a significant additional write-down is expected due to the further impairment of the company's receivables ($834k). A professional collection agency was engaged in late 2003. Preliminary reports indicate the agency's inability to collect on any of the outstanding debt.
 4  Addition of Inventory from normal operations ($673k)
    Preliminary analysis of existing inventory indicates that a significant additional write-down is expected due to our focused business and product offering plan and the product line obsolescence policy. The company's new business focus is AstraScan Laser and AstraMax. ($6.7m)
 5  Offset against Deferred Income Taxes ($29k)
 6  Consumption of Prepaid Assets from normal operations ($525k)
    Addition of current Prepaid Insurance ($100k)
 7 Consumption of Net N/R from normal operations ($78k). N/R is outstanding installment payments on Laser systems. Preliminary analysis of existing aged Accounts Receivable and Notes
    Receivable indicates that a significant additional write-down is expected due to the further impairment of the company's receivables ($525k). A professional collection agency was engaged in late 2003. Preliminary reports indicate the agency's inability to collect on any of the outstanding debt.
 8 Depreciation of Net Fixed Assets from normal operations ($257k - excluding $52k in current Net Fixed Assets) 9Reduction in value of Intangible Assets ($3.1m - excluding $500k in current value of Intangible Assets)
10  Consumption of Net Vendor Deposits from normal operations ($178k
    - excluding $379k in current Vendor Deposits) Addition of Net
    Vendor Deposits from normal operations ($191k) Reduction in value of Intangible Assets ($630k)
11  Payments made to GE Heller ($167k)
12  Receipt of 1st ($250k) and 2nd ($500k) installments of $2m DIP
    Lending from NICK (remaining $1.25m due during 2004)
13  Converted to Equity under Reorganization Plan ($2.9m - excluding
    $38k for current Accounts Payable)
14 Converted to Equity under Reorganization Plan ($4.9m - excluding $30k for current Warranty Liability and $27k for current VISX Royalty (Domestic))
15  Converted to Equity under Reorganization Plan ($1.5m)
16  Converted to Income  under Reorganization Plan ($1.9m)
17  Converted to Equity under Reorganization Plan ($147k)
18  Converted to Income under Reorganization Plan ($5.5m)
19  Offset against Deferred Tax Assets ($29k)
20  Offset against Stock Subscription Receivable and Less Treasury Stock
21  Offset against Additional Paid-in-Capital
22  Offset against Additional Paid-in-Capital

      Prospective Schedules of Assets, Liabilities and Stockholders' Equity
                      for LaserSight, Inc. and Subsidiaries


                                            Jul-04        Aug-04        Sep-04
                                       -----------   -----------    -----------
ASSETS:
Marketable Securities ................ $ 1,755,793   $ 1,636,091    $ 1,701,159
Accounts Receivable .................. $   557,903   $   570,000    $   536,129
Inventory ............................ $ 1,822,258   $ 1,955,067    $ 1,936,452
Notes Receivable ..................... $   234,733   $   214,175    $   193,618
Prepaid expenses ..................... $   100,000   $   100,000    $   100,000
                                       -----------   -----------    -----------
Total Current Assets ................. $ 4,470,687   $ 4,475,333    $ 4,467,357

Gross Fixed Assets ................... $    52,236   $    52,236    $    52,236
Accumulated Depreciation ............. $    30,459   $    34,810    $    39,161
                                       -----------   -----------    -----------
Net Fixed Assets ..................... $    21,777   $    17,426    $    13,075

Patents .............................. $   500,000   $   500,000    $   500,000
Amortization of Patent ............... ($   58,345)  ($   66,680)   ($   75,015)
                                       -----------   -----------    -----------
Patents (net) ........................ $   441,655   $   433,320    $   424,985

Vendor Deposits ...................... $   570,244   $   570,244    $   570,244
Notes Receivable, less current portion $    30,376   $    26,876    $    23,376
                                       -----------   -----------    -----------
Total Non-Current Assets ............. $ 1,064,052   $ 1,047,866    $ 1,031,680
                                       -----------   -----------    -----------
Total Assets ......................... $ 5,534,739   $ 5,523,199    $ 5,499,037
                                       ===========   ===========    ===========

LIABILITIES:
Accounts Payable ..................... $         0   $         0    $         0
Accrued Expenses ..................... $    30,000   $    30,000    $    30,000
                                       -----------   -----------    -----------
Total Current Liabilities ............ $    30,000   $    30,000    $    30,000

Long-Term Debt: DIP .................. $         0   $         0    $         0
GE Debt Obligation ................... $ 1,697,634   $ 1,650,497    $ 1,603,006
Other LTD ............................ $ 1,000,000   $ 1,000,000    $ 1,000,000
                                       -----------   -----------    -----------
Total Long-Term Debt ................. $ 2,697,634   $ 2,650,497    $ 2,603,006

                                       -----------   -----------    -----------
Total Liabilities .................... $ 2,727,634   $ 2,680,497    $ 2,633,006

EQUITY:
Preferred Stock ...................... $     9,281   $     9,281    $     9,281
Common Stock (Par Value) ............. $    27,987   $    27,987    $    27,987
Additional Paid in Capital (Cmn Stock) $ 1,956,587   $ 1,956,587    $ 1,956,587
Retained Earnings .................... ($  186,749)  ($  151,153)   ($  127,824)
Other Equity ......................... $ 1,000,000   $ 1,000,000    $ 1,000,000
                                       -----------   -----------    -----------
Total Equity ......................... $ 2,807,106   $ 2,842,702    $ 2,866,031
                                       -----------   -----------    -----------
Total Liabilities & Equity ........... $ 5,534,739   $ 5,523,199    $ 5,499,037
                                       ===========   ===========    ===========

      Prospective Schedules of Assets, Liabilities and Stockholders' Equity
                      for LaserSight, Inc. and Subsidiaries




                                         Oct-04         Nov-04         Dec-04
                                       -----------   -----------    -----------
ASSETS:
Marketable Securities ................ $ 1,476,159    $ 1,672,380   $ 1,663,308
Accounts Receivable .................. $   586,500    $   526,452   $   545,806
Inventory ............................ $ 2,152,800    $ 2,012,903   $ 2,021,419
Notes Receivable ..................... $   173,060    $   157,723   $   142,385
Prepaid expenses ..................... $   100,000    $   100,000   $   100,000
                                       -----------    -----------   -----------
Total Current Assets ................. $ 4,488,519    $ 4,469,458   $ 4,472,920

Gross Fixed Assets ................... $    52,236    $    52,236   $    52,236
Accumulated Depreciation ............. $    43,513    $    47,864   $    52,236
                                       -----------    -----------   -----------
Net Fixed Assets ..................... $     8,723    $     4,372   $         0

Patents .............................. $   500,000    $   500,000   $   500,000
Amortization of Patent ............... ($   83,350)   ($   91,685)  ($  100,000)
                                       -----------    -----------   -----------
Patents (net) ........................ $   416,650    $   408,315   $   400,000

Vendor Deposits ...................... $   570,244    $   570,244   $   570,244
Notes Receivable, less current portion $    19,876    $    16,376   $    12,876
                                       -----------    -----------   -----------
Total Non-Current Assets ............. $ 1,015,493    $   999,307   $   983,120
                                       -----------    -----------   -----------
Total Assets ......................... $ 5,504,013    $ 5,468,765   $ 5,456,040
                                       ===========    ===========   ===========

LIABILITIES:
Accounts Payable ..................... $         0    $         0   $         0
Accrued Expenses ..................... $    30,000    $    30,000   $    30,000
                                       -----------    -----------   -----------
Total Current Liabilities ............ $    30,000    $    30,000   $    30,000

Long-Term Debt: DIP .................. $         0    $         0   $         0
GE Debt Obligation ................... $ 1,555,159    $ 1,506,954   $ 1,458,386
Other LTD ............................ $ 1,000,000    $ 1,000,000   $ 1,000,000
                                       -----------    -----------   -----------
Total Long-Term Debt ................. $ 2,555,159    $ 2,506,954   $ 2,458,386

                                       -----------    -----------   -----------
Total Liabilities .................... $ 2,585,159    $ 2,536,954   $ 2,488,386

EQUITY:
Preferred Stock ...................... $     9,281    $     9,281   $     9,281
Common Stock (Par Value) ............. $    27,987    $    27,987   $    27,987
Additional Paid in Capital (Cmn Stock) $ 1,956,587    $ 1,956,587   $ 1,956,587
Retained Earnings .................... ($   75,002)   ($   62,044)  ($   26,202)
Other Equity ......................... $ 1,000,000    $ 1,000,000   $ 1,000,000
                                       -----------    -----------   -----------
Total Equity ......................... $ 2,918,853    $ 2,931,811   $ 2,967,653
                                       -----------    -----------   -----------
Total Liabilities & Equity ........... $ 5,504,013    $ 5,468,765   $ 5,456,040
                                       ===========    ===========   ===========

      Prospective Schedules of Assets, Liabilities and Stockholders' Equity
                      for LaserSight, Inc. and Subsidiaries



                                          2004           2005            2006
                                       -----------    -----------   -----------
ASSETS:
Marketable Securities ................ $ 1,663,308    $ 1,686,493   $ 2,009,262
Accounts Receivable .................. $   545,806    $   657,534   $   744,904
Inventory ............................ $ 2,021,419    $ 2,557,322   $ 2,912,890
Notes Receivable ..................... $   142,385    $    12,876   $         0
Prepaid expenses ..................... $   100,000    $   100,000   $   100,000
                                       -----------    -----------   -----------
Total Current Assets ................. $ 4,472,920    $ 5,014,225   $ 5,767,056

Gross Fixed Assets ................... $    52,236    $    52,236   $    52,236
Accumulated Depreciation ............. $    52,236    $    52,236   $    52,236
                                       -----------    -----------   -----------
Net Fixed Assets ..................... $         0    $         0   $         0

Patents .............................. $   500,000    $   500,000   $   500,000
Amortization of Patent ............... ($  100,000)   ($  200,000)  ($  300,000)
                                       -----------    -----------   -----------
Patents (net) ........................ $   400,000    $   300,000   $   200,000

Vendor Deposits ...................... $   570,244    $   427,683   $   285,122
Notes Receivable, less current portion $    12,876    $         0   $         0
                                       -----------    -----------   -----------
Total Non-Current Assets ............. $   983,120    $   727,683   $   485,122
                                       -----------    -----------   -----------
Total Assets ......................... $ 5,456,040    $ 5,741,908   $ 6,252,178
                                       ===========    ===========   ===========

LIABILITIES:
Accounts Payable ..................... $         0    $   319,665   $   606,852
Accrued Expenses ..................... $    30,000    $         0   $         0
                                       -----------    -----------   -----------
Total Current Liabilities ............ $    30,000    $   319,665   $   606,852

Long-Term Debt: DIP .................. $         0    $         0   $         0
GE Debt Obligation ................... $ 1,458,386    $   846,372   $   176,947
Other LTD ............................ $ 1,000,000    $ 1,000,000   $ 1,000,000
                                       -----------    -----------   -----------
Total Long-Term Debt ................. $ 2,458,386    $ 1,846,372   $ 1,176,947

                                       -----------    -----------   -----------
Total Liabilities .................... $ 2,488,386    $ 2,166,038   $ 1,783,799

EQUITY:
Preferred Stock ...................... $     9,281    $     9,281   $     9,281
Common Stock (Par Value) ............. $    27,987    $    27,987   $    27,987
Additional Paid in Capital (Cmn Stock) $ 1,956,587    $ 1,956,587   $ 1,956,587
Retained Earnings .................... ($   26,202)   $   582,015   $ 1,474,524
Other Equity ......................... $ 1,000,000    $ 1,000,000   $ 1,000,000
                                       -----------    -----------   -----------
Total Equity ......................... $ 2,967,653    $ 3,575,870   $ 4,468,379
                                       -----------    -----------   -----------
Total Liabilities & Equity ........... $ 5,456,040    $ 5,741,908   $ 6,252,178
                                       ===========    ===========   ===========

             Prospective Schedules of Revenues and Expenses for LaserSight, Inc. and Subsidiaries


                                    Jan-04       Jan-04      Feb-04       Feb-04     Mar-04    Mar-04
                                  ----------     ------    ----------  ------    ----------    ------
Sales ........................... $   16,965     100.00%   $1,091,000  100.00%   $1,088,000    100.00%
Cost of Goods Sold .............. $        0       0.00%   $  495,700   45.44%   $  520,000     47.79%
                                  ----------     ------    ----------  ------    ----------    ------
Gross Profit .................... $   16,965     100.00%   $  595,300   54.56%   $  568,000     52.21%

Salaries & Benefits ............. $        0       0.00%   $  192,232   17.62%   $  192,232     17.67%
Prof. Services .................. $        0       0.00%   $   39,250    3.60%   $   39,250      3.61%
Contract Services ............... $        0       0.00%   $   12,250    1.12%   $   12,250      1.13%
Royalty & Fees .................. $        0       0.00%   $   54,577    5.00%   $   54,577      5.02%
T&E ............................. $        0       0.00%   $   27,778    2.55%   $   27,778      2.55%
Promotion ....................... $        0       0.00%   $    9,667    0.89%   $    9,667      0.89%
Office Exp ...................... $        0       0.00%   $   75,772    6.95%   $   75,772      6.96%
Other ........................... $  253,766    1495.82%   $   82,083    7.52%   $   82,083      7.54%
Corp. Costs ..................... $        0       0.00%   $   10,500    0.96%   $   10,500      0.97%
Taxes ........................... $        0       0.00%   $    7,667    0.70%   $    7,667      0.70%
                                  ----------     ------    ----------   ------   ----------    ------
SG & A Expense .................. $  253,766    1495.82%   $  511,776   46.91%   $  511,776     47.04%
                                  ----------     ------    ----------  ------    ----------    ------
EBITDA .......................... ($ 236,801)  -1395.82%   $   83,524    7.66%   $   56,224      5.17%

Depreciation Expense ............ $    4,351      25.65%   $    4,351    0.40%   $    4,351      0.40%
Amortization Expense ............ $        0       0.00%   $    8,335    0.76%   $    8,335      0.77%
                                  ----------     ------    ----------  ------    ----------    ------
Operating Profit ................ ($ 241,152)  -1421.47%   $   70,838    6.49%   $   43,538      4.00%

Reorganization Expenses ......... $        0       0.00%   $        0    0.00%   $        0      0.00%
                                  ----------     ------    ----------  ------    ----------    ------
EBIT ............................ ($ 241,152)  -1421.47%   $   70,838    6.49%   $   43,538      4.00%

Total Interest Income ........... $        0       0.00%   $        0    0.00%   $        0      0.00%

Interest on GE Debt Obligation .. $        0       0.00%   $        0    0.00%   $        0      0.00%
Interest on Other LTD ........... $        0       0.00%   $        0    0.00%   $        0      0.00%
                                  ----------     ------    ----------  ------    ----------    ------
Total Interest Expense .......... $        0       0.00%   $        0    0.00%   $        0      0.00%
                                  ----------     ------    ----------  ------    ----------    ------
Earnings Before Taxes ........... ($ 241,152)  -1421.47%   $   70,838    6.49%   $   43,538      4.00%

Total Taxes ..................... ($  96,461)   -568.59%   $   28,335    2.60%   $   17,415      1.60%
                                  ----------     ------    ----------  ------    ----------    ------
Net Income ...................... ($ 144,691)   -852.88%   $   42,503    3.90%   $   26,123      2.40%
                                  ==========     ======    ==========  ======    ==========    ======

             Prospective Schedules of Revenues and Expenses for LaserSight, Inc. and Subsidiaries

                                   Apr-04        Apr-04      May-04       May-04      Jun-04       Jun-04
                                 -----------     ------    -----------    ------    -----------    ------
Sales ........................   $ 1,118,000     100.00%   $ 1,173,000    100.00%   $ 1,380,000    100.00%
Cost of Goods Sold ...........   $   521,200      46.62%   $   537,200     45.80%   $   638,200     46.25%
                                 -----------     ------    -----------    ------    -----------    ------
Gross Profit .................   $   596,800      53.38%   $   635,800     54.20%   $   741,800     53.75%

Salaries & Benefits ..........   $   192,232      17.19%   $   192,232     16.39%   $   192,232     13.93%
Prof. Services ...............   $    39,250       3.51%   $    39,250      3.35%   $    39,250      2.84%
Contract Services ............   $    12,250       1.10%   $    12,250      1.04%   $    12,250      0.89%
Royalty & Fees ...............   $    54,577       4.88%   $    54,577      4.65%   $    54,577      3.95%
T&E ..........................   $    27,778       2.48%   $    27,778      2.37%   $    27,778      2.01%
Promotion ....................   $     9,667       0.86%   $     9,667      0.82%   $     9,667      0.70%
Office Exp ...................   $    75,772       6.78%   $    75,772      6.46%   $    75,772      5.49%
Other ........................   $    82,083       7.34%   $    82,083      7.00%   $    82,083      5.95%
Corp. Costs ..................   $    10,500       0.94%   $    10,500      0.90%   $    10,500      0.76%
Taxes ........................   $     7,667       0.69%   $     7,667      0.65%   $     7,667      0.56%
                                 -----------     ------    -----------    ------    -----------    ------
SG & A Expense ...............   $   511,776      45.78%   $   511,776     43.63%   $   511,776     37.09%
                                 -----------     ------    -----------    ------    -----------    ------
EBITDA .......................   $    85,024       7.61%   $   124,024     10.57%   $   230,024     16.67%
                                 -----------     ------    -----------    ------    -----------    ------
Depreciation Expense .........   $     4,351       0.39%   $     4,351      0.37%   $     4,351      0.32%
Amortization Expense .........   $     8,335       0.75%   $     8,335      0.71%   $     8,335      0.60%
                                 -----------     ------    -----------    ------    -----------    ------
Operating Profit .............   $    72,338       6.47%   $   111,338      9.49%   $   217,338     15.75%

Reorganization Expenses ......   $   588,000      52.59%   $         0      0.00%   $         0      0.00%
                                 -----------     ------    -----------    ------    -----------    ------
EBIT .........................   ($  515,662)    -46.12%   $   111,338      9.49%   $   217,338     15.75%
                                 -----------     ------    -----------    ------    -----------    ------
Total Interest Income ........   $         0       0.00%   $         0      0.00%   $         0      0.00%
                                 -----------     ------    -----------    ------    -----------    ------
Interest on GE Debt Obligation   $    14,120       1.26%   $    13,777      1.17%   $    13,431      0.97%
Interest on Other LTD ........   $         0       0.00%   $     7,500      0.64%   $     7,500      0.54%

Total Interest Expense .......   $    14,120       1.26%   $    21,277      1.81%   $    20,931      1.52%

Earnings Before Taxes ........   ($  529,783)    -47.39%   $    90,061      7.68%   $   196,406     14.23%

Total Taxes ..................   ($  210,246)    -18.81%   $    37,691      3.21%   $    80,229      5.81%
                                 -----------     ------    -----------    ------    -----------    ------
Net Income ...................   ($  319,536)    -28.58%   $    52,370      4.46%   $   116,177      8.42%
                                 ===========      ======   ===========     ======   ===========    ======

             Prospective Schedules of Revenues and Expenses for LaserSight, Inc. and Subsidiaries

                                   Jul-04      Jul-04        Aug-04      Aug-04       Sep-04     Sep-04
                                 ----------    ------     ----------    ------     ----------    ------
Sales ........................   $1,153,000    100.00%    $1,140,000    100.00%    $1,108,000    100.00%
Cost of Goods Sold ...........   $  538,000     46.66%    $  533,200     46.77%    $  522,000     47.11%
                                 ----------    ------     ----------    ------     ----------    ------
Gross Profit .................   $  615,000     53.34%    $  606,800     53.23%    $  586,000     52.89%

Salaries & Benefits ..........   $  192,232     16.67%    $  192,232     16.86%    $  192,232     17.35%
Prof. Services ...............   $   39,250      3.40%    $   39,250      3.44%    $   39,250      3.54%
Contract Services ............   $   12,250      1.06%    $   12,250      1.07%    $   12,250      1.11%
Royalty & Fees ...............   $   54,577      4.73%    $   54,577      4.79%    $   54,577      4.93%
T&E ..........................   $   27,778      2.41%    $   27,778      2.44%    $   27,778      2.51%
Promotion ....................   $    9,667      0.84%    $    9,667      0.85%    $    9,667      0.87%
Office Exp ...................   $   75,772      6.57%    $   75,772      6.65%    $   75,772      6.84%
Other ........................   $   82,083      7.12%    $   82,083      7.20%    $   82,083      7.41%
Corp. Costs ..................   $   10,500      0.91%    $   10,500      0.92%    $   10,500      0.95%
Taxes ........................   $    7,667      0.66%    $    7,667      0.67%    $    7,667      0.69%
                                 ----------    ------     ----------    ------     ----------    ------
SG & A Expense ...............   $  511,776     44.39%    $  511,776     44.89%    $  511,776     46.19%
                                 ----------    ------     ----------    ------     ----------    ------
EBITDA .......................   $  103,224      8.95%    $   95,024      8.34%    $   74,224      6.70%

Depreciation Expense .........   $    4,351      0.38%    $    4,351      0.38%    $    4,351      0.39%
Amortization Expense .........   $    8,335      0.72%    $    8,335      0.73%    $    8,335      0.75%
                                 ----------    ------     ----------    ------     ----------    ------
Operating Profit .............   $   90,538      7.85%    $   82,338      7.22%    $   61,538      5.55%

Reorganization Expenses ......   $        0      0.00%    $        0      0.00%    $        0      0.00%
                                 ----------    ------     ----------    ------     ----------    ------
EBIT .........................   $   90,538      7.85%    $   82,338      7.22%    $   61,538      5.55%

Total Interest Income ........   $        0      0.00%    $        0      0.00%    $        0      0.00%

Interest on GE Debt Obligation   $   13,083      1.13%    $   12,732      1.12%    $   12,379      1.12%
Interest on Other LTD ........   $    7,500      0.65%    $    7,500      0.66%    $    7,500      0.68%
                                 ----------    ------     ----------    ------     ----------    ------
Total Interest Expense .......   $   20,583      1.79%$       20,232      1.77%    $   19,879      1.79%
                                 ----------    ------     ----------    ------     ----------    ------
Earnings Before Taxes ........   $   69,955      6.07%    $   62,105      5.45%    $   41,659      3.76%

Total Taxes ..................   $   29,649      2.57%    $   26,509      2.33%    $   18,330      1.65%
                                 ----------    ------     ----------    ------     ----------    ------
Net Income ...................   $   40,306      3.50%    $   35,597      3.12%    $   23,329      2.11%
                                 ==========    ======     ==========    ======     ==========    ======


             Prospective Schedules of Revenues and Expenses for LaserSight, Inc. and Subsidiaries


                                   Oct-04      Oct-04       Nov-04         Nov-04      Dec-04    Dec-04
                                 ----------    ------     ----------    ------     ----------    ------
Sales ........................   $1,173,000    100.00%    $1,088,000    100.00%    $1,128,000    100.00%
Cost of Goods Sold ...........   $  538,200     45.88%    $  520,000     47.79%    $  522,200     46.29%
                                 ----------    ------     ----------    ------     ----------    ------
Gross Profit .................   $  634,800     54.12%    $  568,000     52.21%    $  605,800     53.71%

Salaries & Benefits ..........   $  192,232     16.39%    $  192,232     17.67%    $  192,232     17.04%
Prof. Services ...............   $   39,250      3.35%    $   39,250      3.61%    $   39,250      3.48%
Contract Services ............   $   12,250      1.04%    $   12,250      1.13%    $   12,250      1.09%
Royalty & Fees ...............   $   54,577      4.65%    $   54,577      5.02%    $   54,577      4.84%
T&E ..........................   $   27,778      2.37%    $   27,778      2.55%    $   27,778      2.46%
Promotion ....................   $    9,667      0.82%    $    9,667      0.89%    $    9,667      0.86%
Office Exp ...................   $   75,772      6.46%    $   75,772      6.96%    $   75,772      6.72%
Other ........................   $   82,083      7.00%    $   82,083      7.54%    $   82,083      7.28%
Corp. Costs ..................   $   10,500      0.90%    $   10,500      0.97%    $   10,500      0.93%
Taxes ........................   $    7,667      0.65%    $    7,667      0.70%    $    7,667      0.68%
                                 ----------    ------     ----------    ------     ----------    ------
SG & A Expense ...............   $  511,776     43.63%    $  511,776     47.04%    $  511,776     45.37%
                                 ----------    ------     ----------    ------     ----------    ------
EBITDA .......................   $  123,024     10.49%    $   56,224      5.17%    $   94,024      8.34%

Depreciation Expense .........   $    4,351      0.37%    $    4,351      0.40%    $    4,372      0.39%
Amortization Expense .........   $    8,335      0.71%    $    8,335      0.77%    $    8,335      0.74%
                                 ----------    ------     ----------    ------     ----------    ------
Operating Profit .............   $  110,338      9.41%    $   43,538      4.00%    $   81,317      7.21%

Reorganization Expenses ......   $        0      0.00%    $        0      0.00%    $        0      0.00%

EBIT .........................   $  110,338      9.41%    $   43,538      4.00%    $   81,317      7.21%
                                 ----------    ------     ----------    ------     ----------    ------
Total Interest Income ........   $        0      0.00%    $        0      0.00%    $        0      0.00%

Interest on GE Debt Obligation   $   12,023      1.02%    $   11,664      1.07%    $   11,302      1.00%
Interest on Other LTD ........   $    7,500      0.64%    $    7,500      0.69%    $    7,500      0.66%
                                 ----------    ------     ----------    ------     ----------    ------
Total Interest Expense .......   $   19,523      1.66%    $   19,164      1.76%    $   18,802      1.67%
                                 ----------    ------     ----------    ------     ----------    ------
Earnings Before Taxes ........   $   90,815      7.74%    $   24,374      2.24%    $   62,515      5.54%

Total Taxes ..................   $   37,993      3.24%    $   11,416      1.05%    $   26,673      2.36%
                                 ----------    ------     ----------    ------     ----------    ------
Net Income ...................   $   52,822      4.50%    $   12,958      1.19%    $   35,842      3.18%



             Prospective Schedules of Revenues and Expenses for LaserSight, Inc. and Subsidiaries


                                     2004          2004           2005        2005         2006         2006
                                 ------------     ------     ------------    ------    ------------    ------
Sales ........................  $ 12,656,965     100.00%    $ 16,000,000    100.00%   $ 18,126,000    100.00%
Cost of Goods Sold ...........  $  5,885,900      46.50%    $  7,778,520     48.62%   $  8,860,040     48.88%
                                ------------     ------     ------------    ------    ------------    ------
Gross Profit .................  $  6,771,065      53.50%    $  8,221,480     51.38%   $  9,265,960     51.12%

Salaries & Benefits ..........  $  2,114,552      16.71%    $  2,626,736     16.42%   $  3,019,057     16.66%
Prof. Services ...............  $    431,750       3.41%    $    471,000      2.94%   $    471,000      2.60%
Contract Services ............  $    134,750       1.06%    $    147,000      0.92%   $    147,000      0.81%
Royalty & Fees ...............  $    600,347       4.74%    $    755,236      4.72%   $    857,472      4.73%
T&E ..........................  $    305,558       2.41%    $    373,333      2.33%   $    413,333      2.28%
Promotion ....................  $    106,337       0.84%    $    231,000      1.44%   $    294,000      1.62%
Office Exp ...................  $    833,492       6.59%    $    909,264      5.68%   $    909,264      5.02%
Other ........................  $  1,156,679       9.14%    $  1,147,000      7.17%   $  1,242,000      6.85%
Corp. Costs ..................  $    115,500       0.91%    $    126,000      0.79%   $    126,000      0.70%
Taxes ........................  $     84,337       0.67%    $     92,000      0.58%   $     92,000      0.51%
                                ------------     ------     ------------    ------    ------------    ------
SG & A Expense ...............  $  5,883,302      46.48%    $  6,878,569     42.99%   $  7,571,126     41.77%
                                ------------     ------     ------------    ------    ------------    ------
EBITDA .......................  $    887,763       7.01%    $  1,342,911      8.39%   $  1,694,834      9.35%

Depreciation Expense .........  $     52,236       0.41%    $          0      0.00%   $          0      0.00%
Amortization Expense .........  $     91,685       0.72%    $    100,000      0.63%   $    100,000      0.55%
                                ------------     ------     ------------    ------    ------------    ------
Operating Profit .............  $    743,842       5.88%    $  1,242,911      7.77%   $  1,594,834      8.80%

Reorganization Expenses ......  $    588,000       4.65%    $          0      0.00%   $          0      0.00%
                                ------------     ------     ------------    ------    ------------    ------
EBIT .........................  $    155,842       1.23%    $  1,242,911      7.77%   $  1,594,834      8.80%

Total Interest Income ........  $          0       0.00%    $          0      0.00%   $     60,278      0.33%

Interest on GE Debt Obligation  $    114,511       0.90%    $    114,216      0.71%   $     52,598      0.29%
Interest on Other LTD ........  $     60,000       0.47%    $     90,000      0.56%   $     90,000      0.50%
                                ------------     ------     ------------    ------    ------------    ------
Total Interest Expense .......  $    174,511       1.38%    $    204,216      1.28%   $    142,598      0.79%

Earnings Before Taxes ........  ($    18,669)     -0.15%    $  1,038,695      6.49%   $  1,512,514      8.34%
                                ------------     ------     ------------    ------    ------------    ------
Total Taxes ..................  $      7,532       0.06%    $    430,478      2.69%   $    620,006      3.42%
                                ------------     ------     ------------    ------    ------------    ------
Net Income ...................  ($    26,202)     -0.21%    $    608,217      3.80%   $    892,508      4.92%
                                ============     ======     ============    ======    ============    ======



                    Prospective Schedules of Cash Flows for LaserSight, Inc. and Subsidiaries



                                               Jan-04         Feb-04         Mar-04         Apr-04          May-04         Jun-04
                                             -----------    -----------    -----------    -----------    -----------    -----------

Net Income ...............................   ($  144,691)   $    42,503    $    26,123    ($  319,536)   $    52,370    $   116,177

Plus:
Depreciation Expense (Funds) .............   $     4,351    $     4,351    $     4,351    $     4,351    $     4,351    $     4,351
Total Interest Expense ...................   $         0    $         0    $         0    $    14,120    $    21,277    $    20,931
Total Taxes ..............................   ($   96,461)   $    28,335    $    17,415    ($  210,246)   $    37,691    $    80,229

Less:
Non-Operating Profit .....................   $         0    $         0    $         0    ($  588,000)   ($        0)   $         0
Total Taxes on Operations ................   ($   96,461)   $    28,335    $    17,415    ($  210,246)   $    37,691    $    80,229
                                             -----------    -----------    -----------    -----------    -----------    -----------
Funds from Operations After Tax ..........   ($  140,340)   $    46,854    $    30,474    $   286,935    $    77,998    $   141,460

Plus:
Increase in Accounts Payable .............   ($   37,817)   $         0    $         0    $         0    $         0    $         0
Increase in Accrued Expenses .............   $         0    ($   26,730)   $         0    $         0    $         0    $         0
                                             -----------    -----------    -----------    -----------    -----------    -----------
Increase in Other Current Liabilities ....   $         0    ($   26,730)   $         0    $         0    $         0    $         0
Less:
Increase in Net Accounts Receivable ......   $         0    $   527,903    $    16,097    ($    3,032)   $    26,613    $   146,212
Increase in Inventory ....................   $    75,000    ($  371,180)   ($  509,333)   ($   78,383)   $   147,329    $   641,077
Increase in Notes Receivable .............   ($  104,290)   ($   27,410)   ($   27,410)   ($   27,410)   ($   27,410)   ($   25,422)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash from Operating Cycle ................   ($  148,867)   ($  109,189)   $   551,120    $   395,760    ($   68,534)   ($  620,407)

Less:
Additions to Other Intangibles ...........   ($    8,335)   ($    8,330)   ($    8,385)   ($    8,290)   ($    8,335)   ($    8,335)

                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash Flow from Operations ................   ($  140,532)   ($  100,859)   $   559,505    $   404,050    ($   60,199)   ($  612,072)

Less:
Non-Operating Uses .......................   ($   18,837)   ($   18,837)   ($   18,837)   ($   18,837)   ($   18,837)   ($   18,837)

Plus:
Non-Operating Sources ....................   $         0    $         0    $         0    $ 1,000,000    $         0    $         0
Non-Operating Income .....................   $         0    $         0    $         0    ($  588,000)   ($        0)   $         0
                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash bef. Fin. Cost & Ext. Fin ...........   ($  121,695)   ($   82,022)   $   578,343    $   834,888    ($   41,361)   ($  593,235)

Less:
Interest Expense .........................   $         0    $         0    $         0    $    14,120    $    21,277    $    20,931
                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash bef. External Financing .............   ($  121,695)   ($   82,022)   $   578,343    $   820,768    ($   62,638)   ($  614,166)

Plus:
Increase in Long-Term Debt: Scheduled ....   $   536,248    $    10,714    $    10,804    ($1,307,766)   $         0    $         0
Increase in GE Debt Obligation ...........   $         0    $         0    $         0    ($   45,749)   ($   46,092)   ($   46,438)
Increase in Other LTD ....................   $         0    $         0    $         0    $ 1,000,000    $         0    $         0
                                             -----------    -----------    -----------    -----------    -----------    -----------
Increase in Long-Term Debt: Scheduled ....   $   536,248    $    10,714    $    10,804    ($  353,515)   ($   46,092)   ($   46,438)
                                                                                                                        -----------
Increase in Total Marketable Securities ..   $   414,553    ($   71,307)   $   589,147    $   467,253    ($  108,731)   ($  660,604)
                                             ===========    ===========    ===========    ===========    ===========    ===========




                    Prospective Schedules of Cash Flows for LaserSight, Inc. and Subsidiaries


                                                Jul-04         Aug-04        Sep-04         Oct-04         Nov-04         Dec-04
                                             -----------    -----------    -----------    -----------    -----------    -----------

Net Income ...............................   $    40,306    $    35,597    $    23,329    $    52,822    $    12,958    $    35,842

Plus:
Depreciation Expense (Funds) .............   $     4,351    $     4,351    $     4,351    $     4,351    $     4,351    $     4,372
Total Interest Expense ...................   $    20,583    $    20,232    $    19,879    $    19,523    $    19,164    $    18,802
Total Taxes ..............................   $    29,649    $    26,509    $    18,330    $    37,993    $    11,416    $    26,673

Less:
Non-Operating Profit .....................   $         0    $         0    $         0    $         0    $         0    $         0
Total Taxes on Operations ................   $    29,649    $    26,509    $    18,330    $    37,993    $    11,416    $    26,673
                                             -----------    -----------    -----------    -----------    -----------    -----------
Funds from Operations After Tax ..........   $    65,240    $    60,180    $    47,559    $    76,696    $    36,473    $    59,016

Plus:
Increase in Accounts Payable .............   $         0    $         0    $         0    $         0    $         0    $         0
Increase in Accrued Expenses .............   $         0    $         0    $         0    $         0    $         0    $         0
                                             -----------    -----------    -----------    -----------    -----------    -----------
Increase in Other Current Liabilities ....   $         0    $         0    $         0    $         0    $         0    $         0
Less:
Increase in Net Accounts Receivable ......   ($  155,890)   $    12,097    ($   33,871)   $    50,371    ($   60,048)   $    19,355
Increase in Inventory ....................   ($  378,432)   $   132,809    ($   18,615)   $   216,348    ($  139,897)   $     8,516
Increase in Notes Receivable .............   ($   12,197)   ($   20,557)   ($   20,557)   ($   20,557)   ($   15,337)   ($   15,337)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash from Operating Cycle ................   $   611,759    ($   64,168)   $   120,602    ($  169,466)   $   251,755    $    46,483

Less:
Additions to Other Intangibles ...........   ($    8,335)   ($    8,335)   ($    8,335)   ($    8,335)   ($    8,335)   ($    8,315)

                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash Flow from Operations ................   $   620,094    ($   55,833)   $   128,937    ($  161,131)   $   260,090    $    54,798

Less:
Non-Operating Uses .......................   ($   11,860)   ($    3,500)   ($    3,500)   ($    3,500)   ($    3,500)   ($    3,500)

Plus:
Non-Operating Sources ....................   $         0    $         0    $         0    $         0    $         0    $         0
Non-Operating Income .....................   $         0    $         0    $         0    $         0    $         0    $         0
                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash bef. Fin. Cost & Ext. Fin ...........   $   631,954    ($   52,333)   $   132,437    ($  157,631)   $   263,590    $    58,298

Less:
Interest Expense .........................   $    20,583    $    20,232    $    19,879    $    19,523    $    19,164    $    18,802
                                             -----------    -----------    -----------    -----------    -----------    -----------
Cash bef. External Financing .............   $   611,371    ($   72,565)   $   112,559    ($  177,153)   $   244,427    $    39,496

Plus:
Increase in Long-Term Debt: Scheduled ....   $         0    $         0    $         0    $         0    $         0    $         0
Increase in GE Debt Obligation ...........   ($   46,786)   ($   47,137)   ($   47,491)   ($   47,847)   ($   48,206)   ($   48,567)
Increase in Other LTD ....................   $         0    $         0    $         0    $         0    $         0    $         0
                                             -----------    -----------    -----------    -----------    -----------    -----------
Increase in Long-Term Debt: Scheduled ....   ($   46,786)   ($   47,137)   ($   47,491)   ($   47,847)   ($   48,206)   ($   48,567)
                                                                                                                        -----------
Increase in Total Marketable Securities ..   $   564,585    ($  119,702)   $    65,068    ($  225,000)   $   196,221    ($    9,071)
                                             ===========    ===========    ===========    ===========    ===========    ===========




                     Prospective Schedules of Cash Flows for LaserSight, Inc. and Subsidiaries



                                              2004           2005           2006
                                          -----------    -----------    -----------

Net Income ............................   ($   26,202)   $   608,217    $   892,508

Plus:
Depreciation Expense (Funds) ..........   $    52,236    $         0    $         0
Total Interest Expense ................   $   174,511    $   204,216    $   142,598
Total Taxes ...........................   $     7,532    $   430,478    $   620,006

Less:
Non-Operating Profit ..................   ($  588,000)   $         0    $    60,278
Total Taxes on Operations .............   $     7,532    $   430,478    $   620,006
                                          -----------    -----------    -----------
Funds from Operations After Tax .......   $   788,546    $   812,433    $   974,828

Plus:
Increase in Accounts Payable ..........   ($   37,817)   $   319,665    $   287,187
Increase in Accrued Expenses ..........   ($   26,730)   ($   30,000)   $         0
                                          -----------    -----------    -----------
Increase in Other Current Liabilities .   ($   26,730)   ($   30,000)   $         0
Less:
Increase in Net Accounts Receivable ...   $   545,806    $   111,728    $    87,370
Increase in Inventory .................   ($  274,761)   $   535,902    $   355,568
Increase in Notes Receivable ..........   ($  343,897)   ($  129,509)   ($   12,876)
                                          -----------    -----------    -----------
Cash from Operating Cycle .............   $   796,849    $   583,978    $   831,953

Less:
Additions to Other Intangibles ........   ($  100,000)   ($  100,000)   ($  100,000)

                                          -----------    -----------    -----------
Cash Flow from Operations .............   $   896,849    $   683,978    $   931,953

Less:
Non-Operating Uses ....................   ($  142,385)   ($  155,437)   ($  142,561)

Plus:
Non-Operating Sources .................   $ 1,000,000    $         0    $         0
Non-Operating Income ..................   ($  588,000)   $         0    $    60,278
                                          -----------    -----------    -----------
Cash bef. Fin. Cost & Ext. Fin ........   $ 1,451,234    $   839,415    $ 1,134,792

Less:
Interest Expense ......................   $   174,511    $   204,216    $   142,598
                                          -----------    -----------    -----------
Cash bef. External Financing ..........   $ 1,276,723    $   635,198    $   992,194

Plus:
Increase in Long-Term Debt: Scheduled .   ($  750,000)   $         0    $         0
Increase in GE Debt Obligation ........   ($  424,313)   ($  612,014)   ($  669,425)
Increase in Other LTD .................   $ 1,000,000    $         0    $         0
                                          -----------    -----------    -----------
Increase in Long-Term Debt: Scheduled .   ($  174,313)   ($  612,014)   ($  669,425)
                                          -----------    -----------    -----------
Increase in Total Marketable Securities   $ 1,102,410    $    23,184    $   322,769
                                          ===========    ===========    ===========


                    LASERSIGHT INCORPORATED AND SUBSIDIARIES

     ASSUMPTIONS  USED  IN  COMPILING  THE  PROSPECTIVE   SCHEDULES  OF  ASSETS,
     LIABILITIES AND STOCKHOLDERS' EQUITY, PROSPECTIVE SCHEDULES OF REVENUES AND EXPENSES, and PROSPECTIVE SCHEDULES OF CASH FLOWS:

       1. SEE STATEMENT REGARDING PROSPECTIVE FINANCIAL INFORMATION

       2. "Cash" is included in Marketable Securities. Marketable Securities and earns interest at 3% per year.

       3. New trade Accounts Receivable will turn in 15 days.

       4. Inventory is approximated according to historical company averages based on products expected to be produced in the forecasted periods.

       5.  Notes  Receivable  are  amortized   according  to  Management's  best
     estimates.

       6. Prepaid Expenses will remain at a consistent balance of $100K.

       7. Vendor Deposits will remain constant in 2004, reduce by 25% in 2005 and then by 50% in 2006. The Company will receive credit with the passage of time.

       8. Property and equipment is depreciated over its estimated remaining useful life of one year; there are no expected major additions.

       9. We do not expect credit from major Accounts Payable vendors in 2004. In 2005, we assumed we will receive an average of 15 days on trade payable scredit, and then 25 days on trade payables credit in 2006.

       10. Accrued expenses reduced to $30,000 in February 2004, then to $ -0-in 2005.

       11. The Company received an additional $530,000 DIP Financing in January of 2004 for a total of approximately $1,280,000 as of January 31, 2004. In April, 2004, and on the Effective Date, the Company expects to receive the balance of the DIP Financing of $720K for a total of $2,000,000.
     Simultaneously, $1,000,000 of that debt will be converted to equity, resulting in $1,000,000 in debt and $1,000,000 in equity. Interest is at 10% per annum.

       12. GE Debt begins to amortize monthly in April 2004 over a three-year period. Interest is at 9% per annum.

       13. The Projected tax rate is 40% for state and Federal Taxes. There maybe a tax loss carry-forward from operations prior to January 1, 2004 which may be used to offset taxable income after January 1, 2004. The actual amount of loss carry-forward, if any, is unknown at this time and therefore no amount of the loss carry-forward was used in the calculation of income tax expense.

       14. Revenue projections are based primarily on the estimated annual sales of the Company's products, AstraMax and AstraScan. The Company's focus on these products should result in worldwide sales, primarily to China.

     Related product sales projections include spare parts sales, upgrades and extended warranty.

       15. Cost of Sales and Selling, General and Administrative Expenses are based on management's best estimates of those costs and expenses expected to be incurred in the operation of the Company beginning January 1st, 2004 and through the end of the projection period.

                    LASERSIGHT INCORPORATED AND SUBSIDIARIES
              STATEMENT REGARDING PROSPECTIVE FINANCIAL INFORMATION
              -----------------------------------------------------

         The Prospective Schedules of Assets, Liabilities and Stockholders' Equity as of December 31, 2003 and as of the months or years ended as reflected on the Schedules through December 31, 2006, the Prospective Schedules of Revenue and Expense and Prospective Schedules of Cash Flows for the periods then ended is presented to the best of management's knowledge and belief. The forecasted schedules reflects management's beliefs and judgments as of February 25, 2004, the date of this forecast, of the expected conditions and expected course of action.

         The assumptions and rationale disclosed herein are those that management believes are significant to the projection and are reasonable and appropriate for the purposes of these projections. There will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Readers of the Prospective Financial Information must evaluate the assumptions and rationale in the light of circumstance then prevailing

                                    EXHIBIT C

                               PURCHASE AGREEMENT
                               ------------------

                           PRODUCT PURCHASE AGREEMENT
                           --------------------------

This Agreement ("Agreement") is made; entered into and is effective as of February 2, 2004 ("Effective Date"), by and among LASERSIGHT TECHNOLOGIES, INC., a Delaware corporation ("LaserSight"), and SHENZHEN NEW INDUSTRIES MEDICAL DEVELOPMENT CO., LTD., a Chinese corporation ("SNlMD").

                                    RECITALS:

A. LaserSight and SNIMD previously entered into a Product Purchase Agreement effective as of August 15, 2002 (the "Previous Purchase Agreement") pursuant to which SNIMD agreed to purchase LaserSight products.

B. LaserSight has filed for protection under Chapter 11 of the Bankruptcy Code (the "Bankruptcy Proceedings") and proposes to implement a reorganization plan in connection therewith, subject to confirmation by the bankruptcy court having proper jurisdiction over the Bankruptcy Proceedings (the "Bankruptcy Court") at a future date (the "Reorganization Plan"). C. In connection with the Reorganization Plan, the parties desire to amend and modify the Previous Purchase Agreement with respect to SNIMD's purchase of certain LaserSight products, as set forth in the terms and conditions contained herein below.

NOW, THEREFORE, in consideration of the recitals and mutual promises and covenants contained in this Agreement, the parties agree as follows:

I. Termination of Previous Purchase Agreement. The parties hereto agree that the Previous Purchase Agreement shall terminate effective on the Effective Date, and this Agreement shall constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements (including, without limitation, the Previous Purchase Agreement), understandings, negotiations, and discussions, whether oral or written, of the parties with regard thereto.

2. Purchase of Products for the first 12-month Period. Beginning on the Effective Date, SNIMD agrees to purchase from LaserSight the Products (as defined herein below). The number of units of Products purchased by SNIMD during the first 12-months of the Term (the "First 12- Month Period") shall not be less than $12,000,000 USD in value, as determined by the aggregate amount of purchase prices paid to LaserSight by SNIMD. The products to be sold under this Agreement shall include: AstraScan, AstraScan XL, AstraMax, AstraPro, Spare Parts, Service, Warranty and Training, and any future LaserSight product and service offered (collectively, the "Products").

3. Purchase of Additional Products for the subsequent 24-month period. If the parties mutually agree that LaserSight's operations are proceeding substantially in accordance with its restructured business plan, as stated in its plan of re-organization and disclosure statement submitted to the Bankruptcy Court, then during the 24 months following the First l2-Month

Period, SNIMD will purchase additional Products from LaserSight at the minimum or $12,000,000 USD in value (as determined by the aggregate amount of purchase prices paid to LaserSight by SNIMD) for each 12-month period,

4. Most favored distributor status. SNIMD will be the most favored distributor at all times during the Term. No Product will be sold to another LaserSight distributor at a price lower than that charged to SNIMD without the consent of SNIMD. SNIMD will enjoy the most preferred pricing on spare parts.

5. Form of Payment. Both parties will agree from time to time in selecting either form of payment: (a) wire transfer; or (b) clean irrevocable letter of credit. SNIMD shall pay to LaserSight the full amount of the purchase price for each shipment of the Products within 30 days from SNIMD's receipt of the shipment.

6. Purchase Price: Additional Terms,

     (a) The parties agree to the following initial per unit purchase prices for the major Products:

           AstraScan and AstraScan XL (Laser System): $175,000 USD
           Laser System shipping, insurance, handling, and laser head warranty:
           $45,000 USD
           AstraMax: $29,000 USD
           AstraPro: $30,000 USD

The purchase prices and information relating to the Products (the "Confidential Information") set forth in this Agreement are confidential and proprietary information of LaserSight and constitute trade secrets of LaserSight. Such Confidential Information shall not be at any time, except as authorized or directed in writing by LaserSight, (i) used for the benefit of any person or entity other than LaserSight, (ii) copied, revealed, sold, exchanged or given away, disclosed, divulged or made known or available in any manner to any person, firm, corporation or other entity, (iii) quoted in whole or in part or otherwise referred to, or (iv) filed with any governmental agencies or any person.

All prices for Products not described above will be as established by LaserSight from time to time. The parties agree that all prices for the Products may be adjusted every three (3) months by mutual agreement based on raw material cost, market condition in China, and sales volume. However, if no such agreement can be achieved, the initial unit purchase price shall continue to apply. The parties further agree that no adjustment in the purchase prices shall adversely affect the ability of LaserSight to service the secured debts as described in the Reorganization Plan. If SNIMD commits to purchase a significant number (as determined at the sole discretion of LaserSight) of bundled Products (AstraScan, AstraMax, and AstraPro) at the current volume, the purchase price for such bundled Products may be reduced up to 10% by LaserSight at its sole discretion; provided, however, the minimum Products purchase of $12.000,000 USD for each 12-month period shall not be affected,
(b) The purchase price for each Product hereunder includes shipping and insurance from LaserSight to a major airport in the People's Republic of China designated by SNIMD. Title and risk of loss to the Products purchased hereunder will vest in SNIMD upon delivery and acceptance at such designated location. SNIMD will pay for all applicable duties, tariffs and taxes.
(c) SNIMD shall purchase the Products by placing purchase orders with LaserSight under LaserSight's standard purchase order.
(d) The parties agrees that during the Term of the Agreement there may be new upgrade kits and new software available for sale and the price for such upgrades and products will be determined by mutual agreement when available.


7. Term
-------
(a) Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and expire on the February 1, 2007, and shall renew automatically without notice for successive one-year periods, unless either party provides to the other party written notice not to extend at least 60 days prior to the expiration of the initial term, or as the case may be, tile extended term (collectively, the "Term").

(b) In the event that the Reorganization Plan is not confirmed by the Bankruptcy Court pursuant to the Bankruptcy Proceedings, this Agreement shall terminate effective on the date of the Bankruptcy Court's order denying confirmation of the Reorganization Plan.



8. Limited Warranty. Except as otherwise provided herein, LaserSight shall provide for all Products sold hereunder a materials-only warranty (not including labor) for the shorter period of: (a) one year from the date of completion of installation or (b) 13 months from the date of shipment by LaserSight. Notwithstanding anything stated to the contrary herein, LaserSight shall provide for all units of the Laser System sold hereunder a materials-only warranty (not including labor) for the shorter period of: (a) three months from the date of completion of installation or (b) four months from the date of shipment by LaserSight. Notwithstanding anything stated to the contrary herein, LaserSight shall provide for all units of the laser head sold hereunder a material-only warranty (not including labor) for the shorter period of: (a) one year from the date of completion of installation or (b) 13 months from the date of shipment by LaserSight. LaserSight specifically disclaims any implied warranty of merchantability or fitness for a particular purpose. Both parties further agree that every 12 months the terms of the warranties for all of the Products will be re-negotiated and may be adjusted or revised. If the parties cannot agree to any new terms relating to the warranties, the then existing warranties shall continue to apply.

The warranty information relating to the Products (the "Additional Confidential Information") set forth in this Agreement are confidential and proprietary information of LaserSight and constitute trade secrets of LaserSight. Such Additional Confidential Information shall not be at any time, except as authorized or directed in writing by LaserSight, (i) used for the benefit or any person or entity other than LaserSight, (ii) copied, revealed, sold, exchanged or given away, disclosed, divulged or made known or available in any manner to any person, firm, corporation or other entity, (iii) quoted in whole or part or otherwise referred to, or (iv) filed with governmental agencies or any person.

9. Force Majeure No party to this agreement shall be liable to the other party for any failure or delay in fulfilling an obligation hereunder, if said failure or delay is attributable to circumstances beyond its control, including, but not limited to, any fire, peril, power failure, labor dispute, social unrest, terrorist act, government measure, act of war, or other force majeure event. The parties agree that the deadline for fulfilling any obligation herein shall be extended for a period of time equal to that of the continuance of the force majeure event.

10. Governing Law: Venue. This Agreement shall be construed in accordance with the Jaws of the State of Florida, United States of America, without regard to its conflict of laws principles. Each party irrevocably consents to, generally and unconditionally, (a) the exclusive jurisdiction of the aforesaid courts, and
(b) the service of process out of the aforementioned courts in any such action or proceeding by the mailing of copies thereof to such party at its address set forth in this Agreement. Each party also irrevocably waives any objection which it may now or hereafter have to the forum and venue of the aforesaid courts or proceedings arising out of or in connection with this Agreement.

11. Notices Notices and other correspondence related to this Agreement should be directed to the parties by internationally recognized overnight delivery service, telecopy (with receipt confirmed), or personal delivery, as follows:

   To LaserSight:           6848 Stapoint Court
   --------------
                                    Winter Park. FL 32792

                                    Attention: David Liu
                                    Telephone: 407-678-9900 x 188
                                    Facsimile: 407-678-9981

   To SNIMD:                        Room 1816. Design Building
   --------
                                    8 Zhenhua Road
                                    Futian District,
                                    Shenzhen. 518031. PR of China
                                    Attention: Jinsong Zhang
                                    Telephone: 755-8378-8682
                                    Facsimile:  755-8378-7738

Any change in the above shall be made by delivery as set out above. Notices shall be effective upon receipt and shall be deemed received if the sender has reasonable means of showing receipt thereof.

12. Recitals. The recitals set forth hereinabove are true and correct and are incorporated herein and made a part hereof.

IN WITNESS WHEREOF, the companies have executed this Agreement as of the date first set forth above,


   LASERSIGHT TECHNOLOGIES. INC.          SHENZHEN NEW INDUSTRIES
                                          MEDICAL DEVELOPMENT CO., LTD.


   Signature: /s/ David D. Liu            Signature: /s/ Jinsong Zhang
   Name: David D. Liu                     Name: Jinsong Zhang
   Title: President                       Title: President

                                    EXHIBIT D

                LIQUIDATION ANALYSIS, ASSUMPTIONS AND METHODOLOGY
                -------------------------------------------------

         This analysis is based on the debtor's unaudited schedules filed in the Chapter 11 case, and is therefore subject to change to the extent that the debtor's balance sheet changes after the petition date.

         It is assumed that a Chapter 7 trustee would opt for the strategy which would produce the highest value consistent with the trustee's obligation to liquidate assets of the estate expeditiously. The hypothetical Chapter 7 liquidation period is assumed to be one year following the discontinuance of operations. The estimated liquidation proceeds are applied to the claims pursuant to sections 724(b) and 726(a) of the Bankruptcy Code.

        This analysis is based primarily on discussions with employees of the debtor and on a review of the filed and scheduled claims in the case. The bar date for objecting to claims in the Chapter 11 case is January 5, 2004. Accordingly, estimated claim amounts are based to some extent on the unaudited records of the debtor and are subject to change.

         Potential claims arising out of possible additional rejections of real and personal property leases which cannot be assumed and assigned in a Chapter 7 liquidation have not been included in the category of estimated claims. If they were included, then the value of those claims would increase the total estimated claims and the payout, if any, to holders of claims in those classes would be reduced accordingly. Moreover, in a hypothetical Chapter 7 case, the claims bar date that was established in the Chapter 11 case would be superseded by a new bar date, thus increasing the pool of nonpriority unsecured creditors who would potentially share in the distribution of the liquidation proceeds.

         A liquidation could also generate additional postpetition claims arising from the rejection of executory contracts that would have been assumed in a Chapter 11 case. If such executory contracts were previously assumed by court order in the Chapter 11 case, their subsequent rejection in a Chapter 7 case would generate a priority claim, entitled to payment ahead of general unsecured claims.

                                    EXHIBIT E

                                      PLAN

                             Plan of Reorganization
                                see Exhibit 99-13